UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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IMPERVA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMPERVA, INC.

3400 Bridge Parkway, Suite 200

Redwood Shores, California 94065

March 31, 2014

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Imperva, Inc. to be held at Imperva’s headquarters located at 3400 Bridge Parkway, Suite 200, Redwood Shores, California, on May 6, 2014 at 9:30 a.m. Pacific Time.

At the annual meeting, you will be asked to vote upon two proposals:

1.	The election of three Class III directors to serve until the third succeeding annual meeting or until their successors are duly elected and qualified.

2.	The ratification of our independent registered public accounting firm for our year ending December 31, 2014.

Accompanying this letter is the formal notice of annual meeting, proxy statement and proxy card relating to the annual meeting, as well as our annual report for the year ended December 31, 2013. The proxy statement contains important information concerning the matters to be voted upon at the annual meeting. We hope you will take the time to study it carefully.

All stockholders of record at the close of business on the record date, which is March 15, 2014, are entitled to vote at the annual meeting, and your vote is very important regardless of how many shares you own. Regardless of whether you plan to attend the annual meeting, we urge you to submit your proxy as soon as possible. Instructions on the proxy card will tell you how to submit your proxy over the Internet, by telephone or by returning your proxy card in the enclosed postage-paid envelope. If you plan to attend the annual meeting and vote in person, and your shares are held in the name of a broker or other nominee as of the record date, you must bring with you a proxy or letter from the broker or nominee to confirm your ownership of such shares.

Sincerely,

Shlomo Kramer
President and Chief Executive Officer

IMPERVA, INC.

3400 Bridge Parkway, Suite 200

Redwood Shores, California 94065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 6, 2014

NOTICE IS HEREBY GIVEN that an annual meeting of stockholders of Imperva, Inc., a Delaware corporation, will be held at 3400 Bridge Parkway, Suite 200, Redwood Shores, California 94065, on May 6, 2014 at 9:30 a.m. Pacific Time. At the annual meeting, our stockholders will be asked to consider and vote upon:

1.	The election of three Class III directors to serve on our board of directors, each to serve until our annual meeting of stockholders to be held in 2016 and until his or her successor is elected and qualified, or until his or her death, resignation or removal.

2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014.

3.	Transaction of such other business as may properly come before the annual meeting or before any adjournments or postponements thereof.

Only stockholders of record of our common stock at the close of business on March 15, 2014 are entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof.

IMPORTANT NOTICE

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY OVER THE INTERNET, BY TELEPHONE OR BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME. YOU CAN WITHDRAW YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

PLEASE VOTE YOUR SHARES PROMPTLY

By Order of the Board of Directors,

Trâm T. Phi
Senior Vice President, General Counsel and Secretary

Redwood Shores, California
March 31, 2014

IMPERVA, INC.

3400 Bridge Parkway, Suite 200

Redwood Shores, California 94065

PROXY STATEMENT

This proxy statement is being furnished to the stockholders of Imperva, Inc., a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders to be held at 3400 Bridge Parkway, Suite 200, Redwood Shores, California 94065, on May 6, 2014 at 9:30 a.m. Pacific Time, and at any adjournments or postponements thereof. At the annual meeting, holders of our common stock will be asked to vote upon: (i) the election of three Class III directors to serve until the annual meeting of stockholders to be held in 2016 or until their successors are duly elected and qualified; (ii) approval of the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014; and (iii) any other business that properly comes before the annual meeting, or any adjournments or postponements thereof.

This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about March 31, 2014. The address of our principal executive offices is 3400 Bridge Parkway, Suite 200, Redwood Shores, California 94065.

VOTING RIGHTS AND PROXIES

Record Date; Outstanding Shares; Quorum

Only holders of record of our common stock at the close of business on the record date, which is March 15, 2014, will be entitled to notice of and to vote at the annual meeting. As of the close of business on the record date, there were 26,196,316 shares of our common stock outstanding and entitled to vote, held of record by approximately 53 stockholders.

Pursuant to our bylaws, a majority of the outstanding shares of common stock, present in person or by proxy, will constitute a quorum for the transaction of business. Each of our stockholders is entitled to one vote for each share of common stock held as of the record date. For ten days prior to the annual meeting, a complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at our principal executive offices at 3400 Bridge Parkway, Suite 200, Redwood Shores, California 94065.

Voting of Proxies; Revocation of Proxies; Votes Required

Stockholders are requested to complete, date, sign and return the accompanying proxy card in the enclosed postage-paid envelope. All properly executed, returned and unrevoked proxies will be voted in accordance with the instructions indicated thereon. Executed but unmarked proxies will be voted FOR each director nominee listed on the proxy card, and FOR the ratification of our independent registered public accounting firm for the year ending December 31, 2014. The board of directors does not know of, and does not intend to bring, any business before the annual meeting other than that referred to in this proxy statement and specified in the notice of annual meeting. As to any other business that may properly come before the annual meeting, including any motion made for adjournment or postponement of the annual meeting (including for purposes of soliciting additional votes), the proxy card will confer discretionary authority on the proxies (who are persons designated by the board of directors) to vote all shares covered by the proxy card in their discretion. Any stockholder who has given a proxy that does not state it is irrevocable may revoke it at any time before it is exercised at the annual meeting by (i) filing a written notice of the death or incapacity of the maker or revocation with, or delivering a duly executed proxy bearing a later date to, the Corporate Secretary of Imperva, 3400 Bridge Parkway, Suite 200, Redwood Shores, California 94065, or (ii) attending the annual meeting and voting in person (although attendance at the annual meeting will not, by itself, revoke a proxy). If you hold shares through a brokerage firm, bank or other agent, you must contact that brokerage firm, bank or other agent to revoke any prior voting instructions.

Director elections are determined by a plurality of shares of common stock represented in person or by proxy and voting at the annual meeting (the three properly nominated individuals receiving the highest number of votes will be elected). Approval of our independent registered public accounting firm for the year ending December 31, 2013 requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy, and entitled to vote on the matter.

Effect of Abstentions

If an executed proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the annual meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. As such, an abstention will have the effect of a vote against the ratification of our independent registered public accounting firm, Ernst & Young LLP for the year ending December 31, 2014.

Effect of “Broker Non-Votes”

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions, such as the vote for ratification of our independent registered public accounting firm. On non-discretionary items, such as the vote for election of directors, if you do not give instructions to your broker, bank or other agent, the shares will not be voted and will be treated as broker non-votes.

If an executed proxy is returned by a broker, bank or other agent holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on a proposal (“broker non-votes”), such shares will be considered present at the annual meeting for purposes of determining a quorum on all proposals, but will not be considered to be entitled to vote on such proposal.

If a quorum is present, the nominees for director receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Therefore, broker non-votes will have no effect on the election of directors. The ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014 requires the approval of the affirmative vote of a majority of the shares present or represented by proxy and voting at the annual meeting. Because broker non-votes are not voted affirmatively or negatively, they will have no effect on the approval of this proposal.

Voting Electronically via the Internet or by Telephone

General Information for All Shares Voted via the Internet or by Telephone

Stockholders whose shares are registered in their own name may choose to grant a proxy to vote their shares either via the Internet or by telephone. The laws of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of elections can determine that such proxy was authorized by the stockholder.

The Internet and telephone voting procedures set forth below, as well as on the enclosed proxy card, are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ voting instructions have been properly recorded. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record may go to www.envisionreports.com/impv to grant a proxy to vote their shares by means of the Internet. They will be required to provide the 15-digit control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling (800) 652-8683 and following the recorded instructions.

You may use the Internet to vote your proxy 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on May 5, 2014. You may use a touch-tone telephone to vote your proxy 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on May 5, 2014. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose shares are held in street name receive voting instruction forms from their banks, brokers or other agents, rather than our proxy card.

If on the record date your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials have been forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.

As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

Solicitation of Proxies and Expenses

We will bear the cost of the solicitation of proxies from our stockholders in the enclosed form. Our directors, officers and employees, without additional compensation, may solicit proxies by mail, telephone, letter, facsimile, electronically or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, we will reimburse such record holders for their reasonable expenses incurred for forwarding such materials.

Voting Results

The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by our Inspector of Elections and published in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission, or the SEC, within four business days of the annual meeting.

Delivery of this Proxy Statement

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more security holders sharing the same address by delivering a single annual report and proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. We will deliver promptly, upon oral or written request, a separate copy of the annual report or proxy statement to a security holder at a shared address to which a single copy of the documents was delivered. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement, please notify your broker and either mail your request to Imperva, Inc., Attention: Corporate Secretary, 3400 Bridge Parkway, Suite 200, Redwood Shores, California 94065 or call (650) 345-9000.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker and either mail your request to Imperva, Inc., Attention: Corporate Secretary, 3400 Bridge Parkway, Suite 200, Redwood Shores, California 94065 or call (650) 345-9000.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2013, including the financial statements, list of exhibits and any exhibit specifically requested, filed with the SEC is available without charge upon written request to: Imperva, Inc., Attention: Corporate Secretary, 3400 Bridge Parkway, Suite 200, Redwood Shores, California 94065.

ELECTION OF CLASS III DIRECTORS

(Item No. 1 on the Proxy Card)

Our board of directors currently consists of eight directors. Our certificate of incorporation and bylaws provide for a classified board of directors, divided into three classes. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a term to expire at the third succeeding annual meeting. The individuals so elected will serve until their successors are elected and qualified. This year the terms of our Class III directors, currently consisting of Shlomo Kramer, Albert Pimentel and James Tolonen, will expire at the annual meeting. At the annual meeting, holders of common stock will be asked to vote on the election of three directors as Class III directors, whose current term will expire at our 2017 annual meeting.

The board of directors has nominated each of Shlomo Kramer, Albert Pimentel and James Tolonen to serve as a Class III director for a three-year term that is expected to expire at our annual meeting in 2017 and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. You can find the principal occupation and other information about the board’s nominees, as well as other board members, below.

Two of the continuing directors are Class I directors, whose terms will expire at our 2015 annual meeting, and three of the continuing directors are Class II directors, whose terms will expire at our 2016 annual meeting.

The election of Class III directors will be determined by the three nominees receiving the greatest number of votes from shares eligible to vote. Unless a stockholder signing a proxy withholds authority to vote for one or more of the board’s nominees in the manner described on the proxy, each proxy received will be voted for the election of each of the board’s nominees. Our restated certificate of incorporation and bylaws provide that the number of our authorized directors, which is currently eight members, shall be fixed from time to time by a resolution of the majority of our board of directors. Proxies cannot be voted for a greater number of persons than the number of nominees named. In the event that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for the nominee or nominees who shall be designated by the present board of directors to fill the vacancy. We are not aware that any of the nominees will be unable or will decline to serve as a director.

There are no family relationships between any of our directors, nominees or executive officers. There are also no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he or she has been or will be selected as a director and/or executive officer.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR

THE ELECTION OF SHLOMO KRAMER, ALBERT PIMENTEL AND JAMES TOLONEN

AS CLASS III DIRECTORS.

Information Regarding Our Nominees and Directors

The following table lists the nominees and current members of the board of directors by class, their ages as of March 15, 2014 and current positions with Imperva. Biographical information for each nominee and/or director is provided below.

Nominees

Name	Age	Class[1]	Position
Shlomo Kramer[2]	48	III	President, Chief Executive Officer and Director
Albert Pimentel[3]	58	III	Director
James Tolonen[3,4]	64	III	Director

Continuing Directors

Name	Age	Class[1]	Position

Charles Giancarlo[2,4,5]	56	I	Director
Theresia Gouw[2,4,5]	45	II	Director
Steven Krausz [2,3,4]	59	I	Director
Frank Slootman[2]	55	II	Director
David Strohm[3]	65	II	Director

[1]	The terms of Class III directors (if elected) will expire at the 2017 annual meeting. The terms of Class I directors will expire at the 2015 annual meeting. The terms of Class II directors will expire at the 2016 annual meeting.
[2]	Member of the Acquisitions Committee.
[3]	Member of the Audit Committee.
[4]	Member of the Nominating and Corporate Governance Committee.
[5]	Member of the Compensation Committee.

Biographies

Nominees for Class III Directors

Shlomo Kramer is our co-founder and has served as chairman of the board of directors since our inception in April 2002 and as our President and Chief Executive Officer since May 2002. Mr. Kramer has also served as a member of the board of directors of our wholly owned subsidiary, Incapsula, Inc., since 2009. Prior to founding Imperva, Mr. Kramer co-founded Check Point Software Technologies Ltd., an enterprise security software company, in 1993, where he held various executive roles through 1998 and served as a member of the board of directors through 2003. Mr. Kramer is also an active investor and current board member of a number of privately held companies in the security and enterprise software industries, and was previously a board member of Palo Alto Networks, Inc. from February 2006 to December 2012. Mr. Kramer holds a B.S. in mathematics and computer science from Tel Aviv University and an M.S. in computer science from Hebrew University of Jerusalem.

The board of directors believes that Mr. Kramer possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our Chief Executive Officer, one of our founders and a large stockholder. The board of directors also believes that Mr. Kramer brings historical knowledge, operational expertise and continuity to the board of directors.

Albert A. Pimentel has served as a member of our board of directors since June 2010. Currently, Mr. Pimentel is President, Global Markets & Customers for Seagate Technology PLC, one of the world’s largest manufacturers of storage devices. From March 2009 until April 2011, Mr. Pimentel served on Seagate Technology PLC’s board of directors, and he served as its Executive Vice President, Chief Sales and Marketing Officer until October 2013. Mr. Pimentel has served as a member of the board of directors of Xilinx Corporation since August 2010. From May 2008 to August 2010, Mr. Pimentel also served as the Chief Operating Officer and Chief Financial Officer for McAfee, Inc., a leading company in the field of consumer and enterprise digital security products. From October 2004 to April 2008, Mr. Pimentel was the Executive Vice President and Chief Financial Officer for Glu Mobile, Inc., a global publisher of mobile games. From September 2003 to April 2004, Mr. Pimentel was the Executive Vice President and Chief Financial Officer of Zone Labs, Inc., a provider of end-point security software which was acquired by Check Point Software Technologies Ltd. in March 2004. From 2001 to 2003, Mr. Pimentel was a partner with Redpoint Ventures. Mr. Pimentel holds a B.S. in Commerce from Santa Clara University.

The board of directors believes that Mr. Pimentel possesses specific attributes that qualify him to serve as a director, including his extensive industry experience and financial and operational expertise.

James R. Tolonen has served as a member of our board of directors since July 2012. Mr. Tolonen served as the Senior Group Vice President and Chief Financial Officer of Business Objects, S.A., an enterprise software solutions provider, where he was responsible for its finance and administration functions commencing in January 2003 until its acquisition by SAP AG in January 2008. He remained with SAP AG until September 2008. Mr. Tolonen served as the Chief Financial Officer and Chief Operating Officer and a member of the board of directors of IGN Entertainment Inc., an Internet media and service provider focused on the videogame market, from October 1999 to December 2002. He served as President and Chief Financial Officer of Cybermedia, a PC end-user security and performance software provider, from April 1998 to September 1998, and as a member of its Board of Directors from August 1996 to September 1998. Mr. Tolonen served as Chief Financial Officer of Novell, Inc., an enterprise software provider, from June 1989 to April 1998. Mr. Tolonen also served on the board of directors of Blue Coat Systems, Inc. from May 2008 to February 2012, and Taleo Corporation from August 2010 to April 2012. Mr. Tolonen holds a B.S. in Mechanical Engineering and an M.B.A. from the University of Michigan. Mr. Tolonen is also a Certified Public Accountant.

The board of directors believes that Mr. Tolonen brings extensive financial, operational and accounting experience, including practical experience as a former chief financial officer of several security and software companies, to the Board and to the Audit Committee.

Continuing Directors

Theresia Gouw has served as a member of our board of directors since May 2002. Since February 2014, Ms. Gouw has been a Partner at Aspect Ventures, where she focuses on the new mobility space, focused primarily on consumer, social commerce, and security opportunities. From 1999 to 2014, Ms. Gouw was a Partner at Accel Partners. Ms. Gouw currently also serves as a board member of Trulia, Inc. and various private software and technology companies. Ms. Gouw holds an Sc.B. in engineering from Brown University and an M.B.A. from Stanford University.

The board of directors believes that Ms. Gouw possesses specific attributes that qualify her to serve as a director, including her substantial experience in the software and technology industry as an investment professional, an executive and a member of the boards of directors of other companies in such industries.

Charles Giancarlo has served as a member of our board of Directors since May 2013. Mr. Giancarlo is a Senior Advisor and had been a managing director of Silver Lake Partners from 2008 until 2013, a private investment firm that focuses on the technology, technology enabled and related growth industries. Prior to joining Silver Lake in 2008, he was employed by Cisco Systems, Inc., a provider of communications and networking products and services, which he joined in 1993 and where he was Executive Vice President and Chief Development Officer from 2004 to 2007. Mr. Giancarlo is also on the boards of directors of Accenture plc, a management consulting business, Avaya, Inc., a provider of business collaboration and communications solutions, ServiceNow, a provider of a comprehensive suite of cloud-based services for enterprise IT management, and various private companies. He served on the board of directors of Netflix, Inc., an online movie rental subscription service, from April 2007 until May 2012, and Skype, a provider of internet communications software, from 2009 to 2011. Mr. Giancarlo holds a bachelor’s degree in electrical engineering from Brown University, a master’s degree in electrical engineering from the University of California at Berkeley and an M.B.A. from Harvard University.

The Board believes that Mr. Giancarlo brings extensive industry and professional experience to the Board, including his specific professional experience while at Cisco Systems, Inc.

Steven Krausz has served as a member of our board of directors since May 2003. Mr. Krausz has held various roles at U.S. Venture Partners, where he specializes in communications, internet infrastructure, networking and enterprise software investments, and is currently a Managing Member. Prior to joining U.S. Venture Partners, he held various operating roles at BTI Computes, Inc., Daisy Systems Corporation, Direct Inc. and NASA Ames Research Center. Mr. Krausz served on the board of directors of Guidewire Software, Inc., a provider of core system software to the global P&C insurance industry, from 2010 until December 2013. He was also a director of Occam Networks, Inc., from 2000 until its acquisition by Calix, Inc. in February 2011, and currently serves on the board of directors of several portfolio companies of USVP. Mr. Krausz holds a B.S. in electrical engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

The board of directors believes that Mr. Krausz possesses specific attributes that qualify him to serve as a director, including his extensive experience as an investment professional and director of various companies in the industry, as well as his technical expertise.

Frank Slootman has served as a member of our board of directors since August 2011. Mr. Slootman currently is, and has been since May 2011, the President, Chief Executive Officer and a member of the board of directors of ServiceNow, a provider of a comprehensive suite of cloud-based services for enterprise IT management. Prior to ServiceNow, from August 2009 to December 2010, Mr. Slootman was Executive Vice President for EMC Corporation. Before that, from July 2003 to July 2009, Mr. Slootman served as President and Chief Executive Officer of Data Domain, Inc., and as one of its directors from July 2003 to July 2009. Mr. Slootman holds undergraduate and graduate degrees in economics from Erasmus University in Holland.

The board of directors believes that Mr. Slootman possesses specific attributes that qualify him to serve as a director, including his specific professional experience with enterprise software technologies while at ServiceNow, EMC Corporation and Data Domain, Inc.

David N. Strohm has served as a member of our board of directors since August 2011. Mr. Strohm has been affiliated with Greylock Partners since 1980, where he has served as a Partner since January 2001, and previously served as a General Partner from 1983 to 2001. Mr. Strohm currently also serves as a director of EMC Corporation, where he has served since 2003, VMware, Inc., where he has served since 2007, and several private companies. Mr. Strohm was previously a director of DoubleClick, Inc. from 1997 to 2005, Internet Security Systems, Inc. from 1996 to 2006, and SuccessFactors, Inc. from 2001 to November 2010. Mr. Strohm holds a B.A. from Dartmouth College and an M.B.A from Harvard Business School.

The board of directors believes that Mr. Strohm possesses specific attributes that qualify him to serve as a director, including his extensive experience as an investment professional in the industry and as a director of various companies, many of which are publicly traded.

Board Meetings, Committees and Corporate Governance

Our board of directors had ten meetings during 2013 and held executive sessions of non-management and independent directors in six meetings. Our independent directors hold an executive session in conjunction with each in-person board meeting, and also hold executive sessions at select telephonic board meetings. During 2013, each incumbent director attended at least 75% of the aggregate number of (i) the meetings of the board of directors and (ii) the meetings of the committees on which he or she served (during the periods that he or she served).

Director Independence

Our board of directors has determined that all of our board members, other than Mr. Kramer, are independent, as determined under the rules of the New York Stock Exchange. Mr. Kramer is our co-founder, Chairman, President and Chief Executive Officer. Michael Boodaei, who served as a director until January 2013, was not determined to be independent by the board of directors. Asheem Chandna, who served as a director until June 2013, had been determined by the board of directors to be independent.

Board Leadership

Our board of directors highly values an independent board of directors. Currently, more than 75% of the members of our board of directors are independent, as well as all members of the audit committee, the compensation committee and the nomination and corporate governance committee. Our board of directors retains the flexibility to determine on a case-by-case basis whether the Chief Executive Officer, or an independent director, should serve as Chairman. This flexibility permits our board of directors to organize its functions and conduct its business in a manner it deems most effective in then-prevailing circumstances.

The board currently combines the role of Chairman and Chief Executive. The board believes that Mr. Kramer, as co-founder and Chief Executive Officer since our inception, is best situated to serve as Chairman because he is the director most familiar with our industry and operations, and opportunities and challenges facing our business on a regular and company-wide basis and is therefore best able to identify the strategic priorities to be discussed by the board of directors. The board believes that combining the role of Chairman and Chief Executive Officer facilitates information flow between management and the board and fosters strategic development and execution. While the board has not appointed a lead independent director, the board maintains effective independent oversight through a number of governance practices, including our committee system, open and direct communication with management, input on meeting agendas, annual performance evaluations and regular executive sessions.

In addition, the board has established the following procedures for selecting the presiding director during the executive sessions of the board. The presiding director will be (i) the chairman of the board, if that person is a non-management director, (ii) the lead independent director, if any, or (iii) such other independent director as is selected by a majority of the non-management independent directors or, if none is selected, the chair of the Nominating and Corporate Governance Committee.

Role of the Board in Risk Oversight

The board of directors is actively involved in the oversight of our risk management process. The board does not have a standing risk management committee, but administers this oversight function directly through the board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, our nominating and corporate governance committee monitors our major legal compliance risk exposures and our program for promoting and monitoring compliance with applicable legal and regulatory requirements and our board is responsible for monitoring and assessing strategic risk exposure, with assistance from time to time by our acquisitions committee, and other risks not covered by our committees.

The full board, or the appropriate committee, receives reports on risks facing Imperva from our Chief Executive Officer or other members of management to enable it to understand our risk identification, risk management and risk mitigation strategies. We believe that our board’s leadership structure supports effective risk management because it allows the independent directors on our committees to exercise oversight over management.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of the company. Our board of directors also has adopted a Code of Business Conduct and Ethics for directors, officers and employees that serves as a framework for our commitment to promoting high standards of honest and ethical business conduct and compliance with applicable laws. Our Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on the Investors section of our website, which is located at http://www.imperva.com/company/investors_corporate-governance.html, by clicking on “Corporate Governance Guidelines” or “Code of Business Conduct and Ethics,” in each case under “Corporate Governance.” The Corporate Governance Guidelines and Code of Business Conduct and Ethics are reviewed at least annually by our nominating and corporate governance committee, and changes are recommended to our board of directors with respect to changes as warranted.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates pursuant to a separate charter adopted by our board of directors, as well as an informal acquisitions committee. The composition and functioning of our board of directors and all of our audit, compensation committee and nominating and corporate governance committees will comply with all applicable requirements of the Sarbanes Oxley Act of 2002, the New York Stock Exchange and SEC rules and regulations. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board.

Audit Committee

Our audit committee is comprised of Mr. Tolonen, who is the chair of the committee, and Messrs. Krausz, Pimentel and Strohm. The composition of our audit committee meets the requirements for independence under the current New York Stock Exchange and SEC rules and regulations. Each member of our audit committee is financially literate and is independent (as provided in “Election of Class III Directors—Board Meetings, Committees and Corporate Governance – Director Independence”). In addition, our audit committee includes two financial experts within the meaning of Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended, or the Securities Act – Messrs. Pimentel and Tolonen. All audit services to be provided to us and all permissible non-audit services to be provided to us by our independent registered public accounting firm will be approved in advance by our audit committee. Our audit committee recommended, and our board of directors has adopted, a charter for our audit committee. Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	approving or, as permitted, pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt, retention and treatment of accounting-related complaints and concerns; and

•	consider the adequacy of our internal accounting controls and audit procedures.

The audit committee met eight times during 2013, including meetings with our independent registered public accounting firm to review our quarterly and annual financial statements and their review or audit of such statements. The audit committee also acted by unanimous written consent on one occasion. The audit committee operates pursuant to the audit committee charter, which has been posted on our website at http://www.imperva.com/company/investors_corporate-governance.html.

Compensation Committee

Our compensation committee is comprised of Mr. Slootman, who is the chair of the committee, and Mr. Giancarlo and Ms. Gouw. The composition of our compensation committee meets the requirements for independence under the current New York Stock Exchange and SEC rules and regulations and the Internal Revenue Code. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee recommended, and our board of directors has adopted, a charter for our compensation committee. Our compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our executive officers;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;

•	overseeing and administering our incentive-based compensation and equity plans;

•	reviewing and making recommendations to the board with respect to director compensation;

•	reviewing with management our major compensation-related risk exposures and the steps management has taken to monitor or mitigate such exposures; and

•	reviewing general policies relating to compensation and benefits of our employees.

The compensation committee met seven times and acted by unanimous written consent one time during 2013. The compensation committee operates pursuant to the compensation committee charter. Under its charter, which has been posted on our website at http://www.imperva.com/company/investors_corporate-governance.html, the compensation committee has authority to retain compensation consultants, outside counsel and other advisors that the committee deems appropriate, in its sole discretion, to assist it in discharging its duties, and to approve the terms of retention and fees to be paid to such consultants. The compensation committee again engaged Compensia, Inc., an independent compensation consulting firm, to provide advice and analysis to the compensation committee during 2013. The compensation committee had previously engaged Compensia to help evaluate our compensation philosophy and provide guidance in administering our compensation program in connection with the review of employee compensation and director compensation for 2012. See “Compensation Discussion and Analysis” for additional discussion regarding the role of Compensia in executive compensation.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Ms. Gouw, who is the chair of the committee, and Messrs. Giancarlo, Krausz and Tolonen. The composition of our nominating and corporate governance committee meets the requirements for independence under the current New York Stock Exchange and SEC rules and regulations. Our nominating and corporate governance committee has recommended, and our board of directors has adopted, a charter for our nominating and corporate governance committee. Our nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board criteria for selecting board and committee membership;

•	establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

•	identifying individuals qualified to become board members;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board a code of business conduct and ethics and a set of corporate governance guidelines;

•	overseeing the evaluation of the board, its committees and management;

•	review related party transactions and proposed waivers of our code of conduct;

•	review and discuss public disclosures related to the board’s leadership structure and its role in risk oversight;

•	review developments in corporate governance practices; and

•	evaluate the adequacy of, and make recommendations with respect to, our corporate governance practices and reporting.

The nominating and corporate governance committee met five times during 2013. The nominating and corporate governance committee operates pursuant to the nominating and corporate governance committee charter, which has been posted on our website at http://www.imperva.com/company/investors_corporate-governance.html.

The nominating and corporate governance committee will consider nominees recommended by stockholders for election as directors. If a stockholder would like to recommend a director candidate for the next annual meeting, the stockholder must deliver the recommendation in writing to the Corporate Secretary, Imperva, Inc., 3400 Bridge Parkway, Suite 200, Redwood Shores, California 94065. The recommendation must be submitted not less than 75 days nor more than 105 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected identified candidates as appropriate. Candidates for the board of directors are generally selected based on desired skills and experience in the context of the existing composition of the board and needs of the board and its committees at that time, including the requirements of applicable SEC and New York Stock Exchange rules. The nominating and corporate governance committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all candidates, and will choose candidates to recommend for nomination based on the specific needs of the board and Imperva at that time. Although the nominating and corporate governance committee does not have a specific policy on diversity, in its consideration of the specific needs of the board and Imperva, the committee considers diverse backgrounds so that the board composition reflects a broad spectrum of experience and expertise. The nominating and corporate governance committee has retained Schweichler Price Mullarkey & Barry to assist in identifying and initially screening board member candidates, including Mr. Tolonen. Final approval of nominees to be presented for election is determined by the full board.

The nominating and corporate governance committee recommended to the board that Messrs. Kramer, Pimentel and Tolonen be nominated to serve as Class III directors.

Acquisitions Committee

Our acquisitions committee is an informal committee of the board comprised of Ms. Gouw and Messrs. Giancarlo, Kramer and Krausz. The acquisitions committee’s purpose is to assist our board of directors in review of certain investment and acquisition transactions proposed by management. The acquisitions committee met four times during 2013 (Mr. Kramer was recused from several meetings due to the nature of the transactions considered by the committee during such meetings).

Compensation Committee Interlocks and Insider Participation

During 2013, our compensation committee consisted of Messrs. Slootman and Giancarlo, and Ms. Gouw, as well as Mr. Chandna until his resignation in June 2013. None of them has at any time in the last year or previously been one of our officers or employees and none has had any relationships with our company of the type that is required to be disclosed under Item 404 of Regulation S-K. Mr. Kramer, our President and Chief Executive Officer, serves as a member of the board of directors of Trusteer, Inc., and Mr. Boodaei, the Chief Executive Officer of Trusteer, Inc. served on our board of directors until January 2013. Except as disclosed in the preceding sentence, none of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2013.

Communications with Directors

Any third party, including any stockholder, may communicate with the board, including its non-management or independent directors, by sending written correspondence to: Board of Directors, c/o Corporate Secretary, Imperva, Inc., 3400 Bridge Parkway, Suite 200, Redwood Shores, California 94065. This disclosure can be found on the Investors section of our website, which is located at http://www.imperva.com/company/investors_stockholder-communications.html. Communications may be submitted anonymously or confidentially. Communications are distributed to the board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. The board has instructed the Corporate Secretary to review all correspondence and to determine, in his or her discretion, whether matters submitted are appropriate for board consideration. In particular, the board has directed that communications such as product or commercial inquiries or complaints, resume and other job inquiries, surveys and general business solicitations or advertisements should not be forwarded to the board. In addition, material that is unduly hostile, threatening, illegal, patently offensive or similarly inappropriate or unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. The Corporate Secretary may forward certain communications elsewhere in the company for review and possible response.

Director Attendance of Annual Meetings

We encourage directors to attend our annual meetings of stockholders but do not require attendance. Last year, four directors attended our 2013 annual meeting of stockholders.

Director Compensation

The compensation committee, after considering the information, analysis and recommendation provided by Compensia, evaluates the appropriate level and form of compensation for non-employee directors and recommends changes to the board when appropriate.

In 2013, the board had adopted the following policies with respect to the compensation of non-employee directors:

Each non-employee director receives a $40,000 annual retainer as consideration for services on our board of directors. The non-employee chairman of the board of directors, if any, receives an additional $20,000 annual retainer. The chair of the audit committee receives an additional $15,000 annual retainer and the other members of the audit committee each receives an additional $7,500 annual retainer. The chair of the compensation committee receives an additional $10,000 annual retainer and the other members of the compensation committee each receives an additional $5,000 annual retainer. The chair of the nominating and corporate governance committee receives an additional $7,500 annual retainer and the other members of the nominating and corporate governance committee each receives an additional $3,750 annual retainer. All cash compensation to directors is paid in quarterly installments upon continuing service.

In addition, each non-employee director is eligible to receive (on or around the date of our annual stockholders’ meeting) (1) a stock option grant with a Black-Scholes value of $50,000 based on the date of grant, and (2) restricted stock units with a number of shares equal to $50,000 divided by the closing price of the company’s common stock on the New York Stock Exchange on the date of grant, in each case vesting after one year. Further, each new non-employee director receives (1) a stock option grant when such director initially joins our board of directors with a Black-Scholes value of $100,000 based on the date of grant, and (2) restricted stock units with a number of shares equal to $100,000 divided by the closing price of the company’s common stock on the New York Stock Exchange on the date of grant, in each case vesting over three years in equal annual installments.

In 2014 the board has adopted the following policies with respect to the compensation of non-employee directors:

Each non-employee director receives a $40,000 annual retainer as consideration for services on our board of directors. The non-employee chairman of the board of directors, if any, receives an additional $20,000 annual retainer. The chair of the audit committee receives an additional $16,000 annual retainer and the other members of the audit committee each receives an additional $8,000 annual retainer. The chair of the compensation committee receives an additional $12,000 annual retainer and the other members of the compensation committee each receives an additional $6,000 annual retainer. The chair of the nominating and corporate governance committee receives an additional $7,500 annual retainer and the other members of the nominating and corporate governance committee each receives an additional $3,750 annual retainer. All cash compensation to directors is paid in quarterly installments upon continuing service.

In addition, each non-employee director is eligible to receive (on or around the date of our annual stockholders’ meeting) (1) a stock option grant with a Black-Scholes value of $65,000 based on the date of grant, and (2) restricted stock units with a number of shares equal to $65,000 divided by the closing price of the company’s common stock on the New York Stock Exchange on the date of grant, in each case vesting after one year. Further, each new non-employee director receives (1) a stock option grant when such director initially joins our board of directors with a Black-Scholes value of $130,000 based on the date of grant, and (2) restricted stock units with a number of shares equal to $130,000 divided by the closing price of the company’s common stock on the New York Stock Exchange on the date of grant, in each case vesting over three years in equal annual installments.

Director Compensation Table

The following table provides information for our year ended December 31, 2013 regarding all plan and non-plan compensation awarded to, earned by or paid to each person who served as a non-employee director in 2013. Other than as set forth in the table and the narrative that follows it, in 2013 we did not pay any fees to or reimburse any expenses of our non-employee directors, made any equity or non-equity awards to non-employee directors or paid any other compensation to non-employee directors. All compensation that we paid to Mr. Kramer, our only employee director, is set forth in the tables summarizing executive officer compensation below. No compensation was paid to Mr. Kramer in his capacity as a director.

Name	Fees Earned or Paid in Cash[1]	Equity Awards[2]	Total

Michael Boodaei[3]	—	—	—
Asheem Chandna[4]	$17,786	$97,943	$115,729
Charles Giancarlo[5]	$28,516	$292,920	$321,436
Steven Krausz	$46,214	$97,943	$144,157
Albert A. Pimentel	$44,381	$97,943	$142,324
Theresia Gouw	$46,714	$97,943	$144,657
Frank Slootman	$44,857	$97,943	$142,800
David N. Strohm	$43,000	$97,943	$140,943
James Tolonen	$49,414	$97,943	$147,357

[1]	These amounts reflect quarterly retainer fees in 2013 for board and committee service.
[2]	Amounts shown in this column do not reflect dollar amounts actually received by the non-employee director. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation–Stock Compensation, (formerly SFAS 123R), or ASC 718, for awards granted during 2012. See Note 10 of the Notes to our Consolidated Financial Statements in our annual report on Form 10-K for 2013 for a discussion of all assumptions made in determining the grant date fair values.
[3]	Mr. Boodaei resigned from the board of directors in January 2013.
[4]	Mr. Chandna resigned from the board of directors in June 2013.
[5]	Mr. Giancarlo joined the board of directors in May 2013. His quarterly retainer fees were prorated from the commencement of his service as a director. Mr. Giancarlo received the new director equity grants when we joined the board of directors, as well as the annual director grants at the time of 2013 annual stockholders meeting, each as described under “—Director Compensation.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements were met during 2013.

Executive Officers

Our executive officers as of March 15, 2014, and their positions, and their respective ages on that date, are:

Name	Age	Position
Shlomo Kramer	48	President, Chief Executive Officer and Director
Terrence J. Schmid	50	Chief Financial Officer and Treasurer
Amichai Shulman	44	Chief Technology Officer
Jason Forget	40	Senior Vice President, Worldwide Business Operations
Mark E. Kraynak	40	Senior Vice President, Worldwide Marketing
Trâm T. Phi	43	Senior Vice President, General Counsel and Secretary
Ralph Pisani	43	Senior Vice President, Worldwide Sales
Yaniv Shaya	43	Senior Vice President, Engineering

Our executive officers serve at the discretion of the board of directors, subject to rights, if any, under contracts of employment. See “Executive Compensation— Employment, Severance and Change of Control Arrangements.” Biographical information for Mr. Kramer is provided above. See “—Information Regarding Our Nominees and Directors.”

Terrence J. Schmid has served as our Chief Financial Officer and Treasurer since November 2010. Prior to that, from April 2009 to November 2010, Mr. Schmid was the Chief Financial Officer for Coremetrics, Inc. (acquired by IBM), a provider of marketing optimization software. From November 2006 to April 2009, Mr. Schmid was the Executive Vice President and Chief Financial Officer for Enterasys Networks, Inc., a provider of wired and wireless infrastructure and security solutions. Mr. Schmid holds a B.A. in economics from the University of San Francisco and an M.B.A. from Duke University.

Amichai Shulman is our co-founder and has served as the Chief Technology Officer of Imperva Ltd., our Israeli subsidiary, since May 2002. Mr. Shulman has also served as our Secretary from May 2002 to October 2010. Prior to founding Imperva, from 2000 to 2002, Mr. Shulman was a founder and Chief Technology Officer of eDvice Security Services Ltd., an application and database security consulting group. Mr. Shulman holds a B.Sc. and an M.S. in computer science from Technion, Israel Institute of Technology where he currently serves as an adjunct faculty member in the Computer Science department.

Jason Forget has served as our Senior Vice President, Worldwide Business Operations since July 2012. Prior to that, he served as our Vice President, Business Operations from July 2010 to July 2012; Vice President, Field Operations from January 2010 to July 2010; our Vice President, Corporate Sales from January 2009 to January 2010; our Senior Director, Sales Operations from January 2008 to January 2009; and our Director, Sales Operations from May 2006 to January 2008. Mr. Forget holds a B.S. in finance and marketing from Northeastern University and an M.B.A. from Bentley College.

Mark E. Kraynak has served as our Senior Vice President, Worldwide Marketing since July 2012. Prior to that, he served as our Vice President, Worldwide Marketing from December 2008 to July 2012; Senior Director, Strategic Marketing from July 2007 to December 2008; Director, Product Marketing from September 2004 to July 2007 and Senior Product Marketing Manager from June 2004 to September 2004. Mr. Kraynak has also served as a director of our subsidiary, Incapsula, Inc., since November 2009. Mr. Kraynak holds a B.Sc. in electrical engineering and a B.A. in English from Duke University and an M.F.A. in Literature from American University.

Trâm T. Phi has served as our Senior Vice President, General Counsel and Secretary since February 2012. From August 2011 to February 2012, she served as our Vice President, General Counsel and Secretary. Ms. Phi served as Vice President, General Counsel and Secretary of ArcSight, Inc., a provider of enterprise threat and risk management solutions, from January 2006 to August 2011. From September 2002 to May 2005, Ms. Phi served in various positions at InVision Technologies, Inc., a manufacturer of explosives detection systems, most recently as Senior Vice President and General Counsel, including following the acquisition of InVision by General Electric Company in December 2004. Ms. Phi holds a B.A. in political science from San Jose State University and a J.D. from the University of California, Berkeley, School of Law (Boalt Hall).

Ralph Pisani has served as our Senior Vice President, Worldwide Sales since July 2012. Prior to that, he served as our Vice President, Worldwide Sales from July 2010 to July 2012; Vice President, Americas Sales from January 2009 to July 2010; and as our Vice President, North American East Sales from February 2008 to January 2009. From August 2006 to February 2008, Mr. Pisani was the Vice President, OEM Sales for Secure Computing Corporation (acquired by McAfee, Inc.), a provider of computer security appliances. From December 2003 to August 2006, Mr. Pisani served as the Vice President of Channel and Business Development and then as Vice President of Sales, East Region for CipherTrust, Inc., an email security company (acquired by Secure Computing Corporation). Mr. Pisani holds a B.A. in business from Bentley College.

Yaniv Shaya has served as the Senior Vice President, Engineering of Imperva, Ltd., our Israeli subsidiary, since July 2012. From August 2009 to July 2012, he served as the Vice President, Engineering of Imperva, Ltd. Prior to that, from April 2005 to August 2009, Mr. Shaya was a Director of Research and Development for Mercury Interactive Corp. (acquired by Hewlett-Packard Company), an IT management software and services company. Mr. Shaya holds a B.Sc. in electrical engineering from Technion, Israel Institute of Technology and an M.B.A. from Tel Aviv University.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by the following executive officers and places in perspective the data presented in the tables and narrative that follow:

•	Shlomo Kramer, our President and Chief Executive Officer;

•	Terrence J. Schmid, our Chief Financial Officer and Treasurer;

•	Jason Forget, our Senior Vice President, Worldwide Business Operations;

•	Mark Kraynak, Senior Vice President, Worldwide Marketing; and

•	Ralph Pisani, our Senior Vice President, Worldwide Sales.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as the “named executive officers.”

Compensation Philosophy and Objectives

Our compensation program for our named executive officers is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect. It is also designed to link rewards to measurable corporate and individual performance. We believe that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals, and which aligns executives’ interests with those of the stockholders by rewarding performance of established goals, with the ultimate objective of improving stockholder value. A portion of the compensation should be at risk, provided such risk does not lead to excessive risk taking by the named executive officers and should vary based on our financial and operating performance as well as the named executive officers’ level of responsibility. We evaluate compensation to ensure that we maintain our ability to attract and retain talented employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, we believe executive compensation packages provided by us to our executive officers should include both cash and stock-based compensation that reward performance as measured against established goals.

We work within the framework of our pay-for-performance philosophy to determine each component of an executive’s compensation package based on numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience, as well as historical compensation;

•	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review;

•	the individual’s performance and the performance of our business;

•	the demand for individuals with the individual’s specific expertise and experience at the time of hire and the retention risk for the individual; and

•	performance goals and other expectations for the position.

Role of Executive Officers in Compensation Decisions

The compensation of our named executive officers is determined by our compensation committee. Our CEO typically provides annual recommendations to the compensation committee and discusses with the compensation committee the compensation and performance of all executive officers, other than himself, during the first quarter. Our CEO bases his recommendations in part upon his review of the performance of our executive officers. Our compensation committee may exercise its discretion in modifying any recommended compensation adjustments or awards to executives. In addition, compensation committee meetings typically have included, for all or a portion of each meeting, not only the committee members and our CEO, but also Terrence Schmid, our CFO, and Trâm Phi, our Senior Vice President and General Counsel.

Components of Executive Compensation

Our executive officers’ compensation has had three primary components — base compensation or salary, initial equity awards and cash bonuses and equity awards under a performance-based bonus plan. We fix executive officer base compensation at a level we believe enables us to hire and retain individuals in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals. We also take into account the base compensation that is payable by public companies with which we believe we generally compete for executives. To this end, we review executive survey data and compensation data of peer companies annually when we review executive compensation. We utilize salary as the base amount necessary to match our competitors for executive talent. We designed our executive bonus plan to focus our management on achieving key corporate financial objectives, to motivate desired individual behaviors and to reward substantial achievement of these company financial objectives and individual goals. We utilize cash bonuses under our bonus plan to reward performance achievements with a time horizon of one year or less, and similarly, we utilize equity grants under our bonus plan to provide additional long-term rewards for short term performance achievements to encourage similar performance over a longer term. We utilize initial and refresh stock options and restricted stock units to reward long-term performance, with strong corporate performance and extended officer tenure producing potentially significant value for the officer.

We view these components of compensation as related but distinct. Although our compensation committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency and other considerations we deem relevant, such as rewarding extraordinary performance. We believe that, as is common in the technology sector, equity awards are a significant compensation-related motivator in attracting and retaining employees.

Our compensation committee’s current intent is to perform at least once annually a strategic review of our executive officers’ compensation levels to determine whether they provide adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable officers in other companies with which we compete for executives.

In early 2011 in connection with the preparation for our initial public offering, our compensation committee initially retained Compensia, a compensation consulting company, to help evaluate our compensation philosophy and provide guidance in administering our compensation program in the future. Compensia provides us with market data on a peer group of companies in the technology sector, as well as advice in the review of compensation. In October 2012, our compensation committee specifically retained Compensia to provide such data and advice in connection with the completion of 2012 and review of compensation for 2013. The information provided by Compensia is benchmarked against the compensation we offer to ensure that our compensation program is competitive. Our compensation committee plans to retain a consultant to provide similar information and advice in future years for consideration in establishing annual salary increases and additional equity grants, and in structuring our executive bonus program. We do not believe the retention of, and the work performed by, Compensia creates any conflict of interest

Base Compensation

We seek to provide each member of our senior management with a base salary that is appropriate for his roles and responsibilities, and that provides him with a level of income stability. Our compensation committee generally consults benchmark data to better inform its determination of the key elements of our compensation program in order to develop a compensation program that it believes will enable us to compete effectively for new employees and retain existing employees. In general, this benchmark data consists of compensation information from both broad-based third-party compensation surveys and peer groups. The compensation data consisted of salaries and other compensation paid by companies in these peer groups to executives in positions comparable to those held by our executive officers. Because publicly-filed compensation data is limited to the CEO, CFO and three to five most highly paid executive officers, the peer group comparisons for our named executive officers are limited to Messrs. Kramer and Schmid. While we compete for executive talent to some degree with companies that have revenues significantly in excess of those represented in the surveys and peer groups, we believe that the companies represented in the surveys and peer groups similarly compete with such larger companies and hence are an appropriate comparison for our employment market. Our compensation committee realizes that using benchmark data may not always be appropriate, but believes that it is the best alternative at this point in the life cycle of our company. In addition to benchmarking studies, our compensation committee has historically taken into account input from other sources, including input from the members of the compensation committee and publicly available data relating to the compensation practices and policies of other companies within and outside of our industry.

For the review of compensation in connection with the completion of 2012 and determination of base and target bonus compensation for 2013, our compensation committee utilized data from Compensia based on its proprietary high-tech industry executive compensation survey, the Zviran Salary Survey for Israel-based Executives and a single peer group of companies that reflect our industry, size and growth. The Compensia survey included companies nationally with revenues from approximately $50 million to approximately $250 million and the Zviran survey included cash compensation for public companies, across all size ranges. The peer group, which was selected based on the recommendations of Compensia after it consulted with the chairman of our compensation committee and Mr. Schmid, includes Accelrys, Actuate, Bottomline Technologies, BroadSoft, FalconStor Software, Guidance Software, Keynote Systems, Limelight Networks, NIC, OPNET Technologies, PROS Holdings, SolarWinds, Sourcefire, Synchronoss Technologies and VASCO Data Security. Compensia initially proposed the makeup of the peer group based on the public company peer group utilized in the prior year, deleting one company and confirming that the remaining companies were within our criteria of systems infrastructure companies with revenues from approximately $50 million to approximately $250 million. We believe that collectively the peer groups used in 2012 were at the time representative of companies in our size range and industry that were a fair representation of the employment market in which we compete.

Our compensation committee typically targets named executive officers’ salaries at a level that was near the median of salaries of executives with similar roles at comparable companies. Our compensation committee believes that the median for base salaries is the minimum cash compensation level that would allow us to attract and retain talented officers. Our compensation committee’s choice of the foregoing salary target to apply to the data in the compensation surveys reflected consideration of our stockholders’ interests in paying what was necessary, but not significantly more than necessary, to achieve our corporate goals, while conserving cash as much as practicable. We believe that, given the industry in which we operate and the corporate culture that we have created, base compensation at this level is generally sufficient to retain our existing executive officers and to hire new executive officers when and as required. The following table shows such percentage of median salary target for each of our named executive officers.

Named Executive Officer	Base Salary as a Percentage of Median
Shlomo Kramer	77%
Terrence J. Schmid	96%
Jason Forget	109%
Mark Kraynak	112%
Ralph Pisani	96%

As reflected in the table, the base salary for Mr. Kramer was significantly below the median, largely as a result of his historically low base salary compensation carrying forward from the period when we were a private company, the compensation committee’s consideration of the total compensation for Mr. Kramer and the belief of Mr. Kramer and the compensation committee that any movement toward the median for base salary should be gradual. Messrs. Forget and Kraynak’s base salary in excess of the median reflects their roles within Imperva.

We annually review our base salaries, and may adjust them from time to time based on market trends, including review of benchmark information, as well as the recognition that compensation levels are typically reviewed annually and survey information may not fully reflect changes in salary levels over time or particular acute geographic or market circumstances. We also review the applicable executive officer’s responsibilities, performance and experience. We do not provide formulaic base salary increases to our executive officers. If necessary, we also realign base salaries with market levels for the same positions in companies of similar size to us represented in the compensation data we review, if we identify significant market changes in our data analysis. Additionally, we adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities.

Cash Bonuses under Our Bonus Plan

Our cash bonus incentive plan rewards our named executive officers for meeting and exceeding short-term goals, principally relating to the achievement of performance goals set by the compensation committee after consultation with our management and the board of directors. Under our bonus plan for 2013, we pay bonuses quarterly in order to reward achievement of our operating results targets from quarter to quarter, and also have an annual bonus component to provide incentive for achievement of our annual operating results targets. The compensation committee chose revenues, operating expenses and operating income as the financial metrics for bonuses because it believed that we should reward revenue growth, but only if that revenue growth is achieved cost effectively. Likewise, it believed a “profitable company” with little or no growth was not acceptable. Thus, the compensation committee considered the chosen metrics to be the best indicators of financial success and stockholder value creation. Payments of cash bonuses are contingent upon continued employment through the actual date of payment.

We base bonuses for our CEO and other named executive officers on revenues, operating expenses and operating income. Our compensation committee believes that our executive officers have responsibility for the overall performance of Imperva as a company, with emphasis on achievement of targeted revenues and operating income. In addition, the independent directors have established separate individual performance objectives for Mr. Kramer related to accomplishment of strategic objectives and executive officer succession planning, and the compensation committee currently utilizes those only as a factor when evaluating potential changes in Mr. Kramer’s base compensation and potential discretionary equity awards under the bonus plan, and not for determining his quarterly or annual bonus. With respect to the other executive officers, the individual performance objectives are determined by our CEO and might include such objectives as budgeting and cost controls, hiring and personnel development, strategic thinking and management, and those are utilized as a factor when evaluating potential changes in the base compensation and potential discretionary equity awards under the bonus plan for such executive officers.

Under our bonus plan for 2013, each named executive officer other than Messrs. Forget and Pisani is eligible to receive a quarterly bonus equal to the sum of the Quarterly Revenues Bonus and the Quarterly Operating Expenses Bonus, each as defined below. The 2013 Bonus Plan weights Imperva’s quarterly revenues performance and Imperva’s quarterly operating expense performance equally with respect to the total bonus amount payable to each named executive officer in each quarter. The maximum quarterly bonus amount for each eligible named executive officer is set forth in the table below:

Named Executive Officer	Quarterly Bonus Amount
Shlomo Kramer	$75,000
Terrence Schmid	$28,125
Mark Kraynak	$17,500

The “Quarterly Revenues Bonus” is equal to the Quarterly Bonus Amount specified in the table above, multiplied by 50%, multiplied by the Quarterly Revenues Bonus Percentage determined as follows:

Quarterly Revenues Bonus Percentage	Percentage Achievement Relative to Quarterly Revenue Target (in accordance with the Company’s internal operating plan)
100%	≥ 100%
90%	≥ 99% and < 100%
80%	≥ 98% and < 99%
70%	≥ 97% and < 98%
0%	< 97%

The “Quarterly Operating Expenses Bonus” is equal to the Quarterly Bonus Amount specified in the table above, multiplied by 50%, multiplied by the Quarterly Operating Expenses Bonus Percentage determined as follows:

Quarterly Operating Expenses Bonus Percentage	Percentage of Expenses Relative to Quarterly Operating Expenses Target (in accordance with the Company’s internal operating plan)
100%	≤ 100%
90%	> 100% and < 101%
80%	≥ 101% and < 102%
70%	≥ 102% and < 103%
0%	≥ 103%

No cash bonus (neither a Quarterly Revenues Bonus nor a Quarterly Operating Expenses Bonus nor) will be payable under the cash bonus plan in any quarter to any named executive officer if (a) Imperva does not achieve at least 97% of its quarterly revenues target or (b) quarterly operating expenses are more than 103% of the quarterly operating expenses target.

Further, to the extent that either the Quarterly Revenues Bonus Percentage or the Quarterly Operating Expenses Bonus Percentage as determined in accordance with the paragraphs above is less than 100%, then both the Quarterly Revenues Bonus and the Quarterly Operating Expenses Bonus will be paid as if each such percentage was achieved and paid at the average of the two percentages.

In addition, under our bonus plan for 2013, each named executive officer other than Mr. Pisani is eligible to receive a supplemental annual cash bonus in the event we overachieve our annual revenues target and annual operating income target. The amount of the pool for the supplemental cash bonus (the “Aggregate Supplemental Bonus Amount”) will equal:

•	for each full percent above the annual revenues target at the 100% level, 3.5% of the excess amount above such annual revenues target; plus

•	for each full percent above the annual operating income target at the 100% level, 3.5% of the excess amount above such annual operating income target.

In the event that we meet only the annual revenues target but not the annual operating income target, or vice versa, then the Aggregate Supplemental Bonus Amount, if any, will be determined based on the level at which both the revenues target and operating income target have been met.

Named Executive Officer	Supplemental Bonus %
Shlomo Kramer	15.11%
Terrence Schmid	15.11%
Jason Forget	8.42%
Mark Kraynak	15.11%

No supplemental annual cash bonus is payable to any eligible named executive officer if the Quarterly Revenues Bonus or the Quarterly Operating Expenses Bonus is not payable in any quarter.

Based on our actual financial performance in 2013, we paid the following quarterly bonuses:

•	In the first quarter of 2013, we achieved 98% of our revenue target of $29.0 million and had operating expenses of 100% of our operating expense target of $25.0 million. As a result, we paid Messrs. Kramer, Schmid and Kraynak $63,750, $23,906 and $14,875, respectively.

•	In the second quarter of 2013, we achieved 95% of our revenue target of $33.0 million and had operating expenses of 100% of our operating expense target of $25.0 million. As a result, we paid did not pay a quarterly bonus to Messrs. Kramer, Schmid and Kraynak.

•	In the third quarter of 2013, we achieved 95% of our revenue target of $37.0 million and had operating expenses of 101% of our operating expense target of $28.0 million. As a result, we paid did not pay a quarterly bonus to Messrs. Kramer, Schmid and Kraynak.

•	In the fourth quarter of 2013, we achieved 95% of our revenue target of $44.0 million and had operating expenses of 103% of our operating expense target of $30.0 million. As a result, we paid did not pay a quarterly bonus to Messrs. Kramer, Schmid and Kraynak.

On an annual basis, we achieved revenues of $137.8 million and operating loss of $2.9 million against targets of $143.0 million and $4.0 million (operating income), respectively. Because we did not achieve our annual financial targets, no bonus was payable under the supplemental annual bonus component of our bonus plan for 2013.

Under the sales compensation plan for 2013 with Mr. Forget, 50% of his cash bonus opportunity of $85,000 is based on achieving a customer bookings target, and 50% is based on the company’s financial performance, which are based on the revenue and operating expenses targets described above for Messrs. Kramer, Schmid and Kraynak. For achievement of up to 100% of his customer bookings target, Mr. Forget receives commissions of 0.03% of customer bookings, for achievement between 100% and 110% of target, Mr. Forget receives commissions of 0.04% of customer bookings and for achievement greater than 110% of target, Mr. Forget receives commissions of 0.05% of customer bookings.

Based on our actual financial performance in 2013, we paid Mr. Forget the following quarterly bonuses (which includes the quarterly commissions to which he was entitled under his plan):

•	In the first quarter of 2013, Mr. Forget achieved 93% of his bookings target of $29.0 million. As a result, Mr. Forget received commissions of $6,719. In addition, we achieved 99% of our revenue target of $29.0 million and had operating expenses of 100% of our operating expense target of $25.0 million and, as a result, we paid Mr. Forget $9,031.

•	In the second quarter of 2013, Mr. Forget achieved 90% of his bookings target of $36.0 million. As a result, Mr. Forget received commissions of $8,526. In addition, we achieved 95% of our revenue target of $33.0 million and had operating expenses of 100% of our operating expense target of $25.0 million. As a result, we paid did not pay a quarterly bonus to Mr. Forget with respect to the company’s financial performance.

•	In the third quarter of 2013, Mr. Forget achieved 91% of his bookings target of $42 million. As a result, Mr. Forget received commissions of $10,165. In addition, we achieved 95% of our revenue target of $37.0 million and had operating expenses of 101% of our operating expense target of $28.0 million. As a result, we paid did not pay a quarterly bonus to Mr. Forget with respect to the company’s financial performance.

•	In the fourth quarter of 2013, Mr. Forget achieved 87% of his bookings target of $61.0 million. As a result, Mr. Forget received commissions of $13,392. In addition, we achieved 95% of our revenue target of $44.0 million and had operating expenses of 103% of our operating expense target of $30.0 million. As a result, we paid did not pay a quarterly bonus to Mr. Forget with respect to the company’s financial performance.

Under the sales compensation plan for 2013 with Mr. Pisani, 80% of his cash bonus opportunity of $245,000 is based on achieving a customer bookings target, and 20% is based on the company’s gross profit. For achievement of up to 100% of his customer bookings target, Mr. Pisani receives commissions of 0.12% of customer bookings, for achievement between 100% and 110% of target, Mr. Pisani receives commissions of 0.17% of customer bookings and for achievement greater than 110% of target, Mr. Pisani receives commissions of 0.23% of customer bookings.

Based on our actual financial performance in 2013, we paid Mr. Pisani the following quarterly bonuses (which includes the quarterly commissions to which he was entitled under his plan):

•	In the first quarter of 2013, Mr. Pisani achieved 93% of his bookings target of $29.0 million. As a result, Mr. Pisani received commissions of $31,083. In addition, we achieved 99% of our gross profits target of $23.0 million and, as a result, we paid Mr. Pisani $12,078.

•	In the second quarter of 2013, Mr. Pisani achieved 90% of his bookings target of $36.0 million. As a result, Mr. Pisani received commissions of $39,392. In addition, we achieved 91% of our gross profits target of $26.0 million and, as a result, we paid Mr. Pisani $11,089.

•	In the third quarter of 2013, Mr. Pisani achieved 91% of his bookings target of $42.0 million. As a result, Mr. Pisani received commissions of $47,076. In addition, we achieved 95% of our gross profits target of $29.0 million and, as a result, we paid Mr. Pisani $11,696.

•	In the fourth quarter of 2013, Mr. Pisani achieved 87% of his bookings target of $61.0 million. As a result, Mr. Pisani received commissions of $61,768. In addition, we achieved 95% of our gross profits target of $35.0 million and, as a result, we paid Mr. Pisani $11,604.

The target level bonus for Messrs. Kramer and Schmid is significantly below the median for executives with similar roles at comparable companies according to the survey and peer group data described above. The “target” and “maximum” bonus amounts that could be earned by each named executive officer in 2013 are reflected in the “2013 Grants of Plan-Based Awards” table in “Executive Compensation.” The following table shows such percentage of median target level bonus for each of our named executive officers:

Named Executive Officer	Base Salary and Target Level Bonus as a Percentage of Median
Shlomo Kramer	83%
Terrence J. Schmid	84%
Jason Forget	103%
Mark Kraynak	100%

The total base salary and target level bonus for Messrs. Kramer and Schmid was significantly below the median largely as a result of the historically low target level bonuses carrying forward from the period when we were a private company, management and the compensation committee’s consideration of the total compensation for these executive officers and the belief of Mr. Kramer and the compensation committee that any movement toward the median for target level bonus should be gradual.

Our annual cash bonuses, as opposed to our equity grants, are designed to more immediately reward our executive officers for their performance during the most recent fiscal year. We believe that the immediacy of these cash bonuses, in contrast to our equity grants which vest over a period of time, provides a significant incentive to our executives towards achieving their respective individual objectives, and thus our company-level objectives. Thus, we believe our cash bonuses are an important motivating factor for our named executive officers, in addition to being a significant factor in attracting and retaining our named executive officers.

Equity Compensation

The goal of our long-term, equity-based incentive awards is to provide each named executive officer with an incentive to manage our company from the perspective of an owner with an equity stake in the business. Due to the stage of our business and our evolving industry, we believe that equity awards, principally stock options and restricted stock units, or RSUs, will incentivize our executive officers to achieve long-term performance because they provide greater opportunities for our executive officers to benefit from any future successes in our business. In addition, our compensation committee also believes that having a meaningful equity ownership in our company assists us in retaining our key employees. Consistent with this view, our compensation committee, which has authority to make equity-based awards to executive officers, chose to make equity grants based on input from members of the compensation committee, drawing on their experience as directors and executives at other companies within and outside of our industry and based on consideration of benchmarking information provided by Compensia, as well as recommendations from our CEO.

Each named executive officer is initially provided with an equity grant when they join our company based upon their position with us and their relevant prior experience. These initial grants generally vest over four years and no shares vest before the one year anniversary of the equity grant. We spread the vesting of our equity grants over four years to compensate executives for their contribution over a period of time. Our compensation committee has discretion to make equity grants to executive officers and other employees from time to time separate from the equity awards under our bonus plan described below, generally in light of changes in the applicable executive officer’s responsibilities, performance and experience or material changes for comparable executives as reflected in benchmark data and not reflected in the refresh grants we award under our bonus plan.

The value of the shares subject to the 2013 equity grants to named executive officers are reflected in the “Summary Compensation Table” table and further information about these grants is reflected in the “2012 Grants of Plan-Based Awards” table below, each in the “Executive Compensation” section.

Equity grants to named executive officers are made pursuant to our 2011 Stock Option and Incentive Plan which permits our compensation committee flexibility in making a wide variety of equity awards. Participation in the 2011 Employee Stock Purchase Plan is also available to all executive officers on the same basis as our other employees. However, any executive officers who are 5% stockholders, or would become 5% stockholders as a result of their participation in our 2011 Employee Stock Purchase Plan, are ineligible to participate in our 2011 Employee Stock Purchase Plan.

Equity Bonuses under Our Bonus Plan

Our compensation committee believes that granting additional stock options on an annual basis to existing named executive officers provides an important incentive to retain executives and rewards them for short-term company performance while also creating long-term incentives to sustain that performance. Under our bonus plan for 2013, based on the recommendation of our CEO, the compensation committee approved a pool of 210,000 shares of common stock to be granted during the first quarter of 2013 to our executive officers, other than our CEO, on the achievement of the targeted financial goals and individual performance objectives, for the reasons described above for cash bonuses. The annual grants to our executive officers are determined by our compensation committee after input from and consultation with our CEO. Our compensation committee may exercise its discretion in modifying any recommended adjustments or awards to executives. Following Mr. Kramer’s recommendations to our compensation committee regarding the awards made to our executive officers, our compensation committee ultimately determined and approved the specific equity awards. In addition, our compensation committee determined the amount of Mr. Kramer’s grant based on the level of our achievement of the targeted revenue and operating expense goals and its evaluation of Mr. Kramer’s contribution toward that achievement.

When making the recommendation and determining the amounts of the awards, consideration was given to the individual performance and median equity compensation of executives with similar roles at comparable companies according to the survey and peer group data described above. See footnote (2) to the “2013 Grants of Plan-Based Awards” table in the “Executive Compensation” section below for the specific amounts of these grants for our named executive officers. Equity grants made pursuant to the bonus plan vest over four years and no shares vest before the first day of the succeeding year (the year following the year in which the equity awards were actually granted). In addition to the annual awards pursuant to our bonus plan, grants of stock options may be made to executive officers following a significant change in job responsibility or in recognition of a significant achievement. The “shares underlying,” “exercise price” and “grant date fair value” of option awards made to each named executive officer in 2013 are also reflected in the “2013 Grants of Plan-Based Awards” table below.

Severance and Change of Control Payments

In connection with the executive compensation review process conducted at the beginning of 2012 by our compensation committee, our compensation committee adopted a Change in Control Plan that provides for severance and accelerated vesting of all outstanding and unvested awards in the event of their termination of employment under specified circumstances following a change in control in order to harmonize the change of control provisions across all executive officers and to eliminate all single trigger acceleration provisions.

Our compensation committee determined to provide these severance and change of control arrangements in order to mitigate some of the risk that exists for executives working in a small, dynamic company, an environment where there is a meaningful likelihood that we may be acquired. These arrangements are intended to attract and retain qualified executives that have alternatives that may appear to them to be less risky absent these arrangements, and to mitigate a potential disincentive to consideration and execution of such an acquisition, particularly where the services of these executive officers may not be required by the acquirer. We also believe that entering into these arrangements will help these executive officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of the company.

For quantification of and additional information regarding the Change in Control Plan, please see the discussion under “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Welfare and Other Benefits

We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under this plan, employees may elect to defer a portion of their current compensation subject to certain statutory limits, and contribute to the plan. We currently do not match any contributions made by our employees, including executive officers. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our executive officers, including the named executive officers, on the same basis as all of our full-time employees. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage. These benefits are provided to our executive officers on the same general terms as to all of our full-time employees in the country in which they are resident.

We believe that our employee benefits programs are affordable and competitive in relation to the market based on our understanding of the markets in which we compete for talent. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

We do not provide perquisites to our executive officers, except in limited situations where we believe it is appropriate to assist an individual in the performance of his duties, to make our executive officers more efficient and effective, or for recruitment and retention purposes. Executive officers resident in Israel receive the customary benefits payable to Israeli employees, including managers’ insurance, contributions to an advanced study fund, vacation and sick leave, recreation pay and use of an automobile.

As described above, our named executive officers also are entitled to participate in our 2011 Employee Stock Purchase Plan on the same basis as our other employees.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, or for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Other Compensation Policies

Stock Ownership Guidelines

Other than the equity plans described in this section, we do not have any equity security ownership guidelines or requirements for our named executive officers (or board members) and we do not have any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation or among different forms of non-cash compensation. Other than Mr. Kramer, who has owned a substantial number of shares as a founder of Imperva, our equity compensation plans have provided the principal method for our executive officers to acquire equity or equity-linked interests in our company.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement or other adjustment in a manner that would reduce the size of the award or payment. Currently, under those circumstances, our board of directors or our compensation committee would evaluate whether adjustments or recoveries of awards were appropriate based upon the facts and circumstances surrounding the restatement or adjustment, including the terms of the relevant compensation plans. We intend to adopt a general compensation recovery (“clawback”) policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Derivatives Trading and Hedging Policy

Currently, we have not implemented a policy regarding the trading of derivatives or the hedging of our equity securities by our employees, including the named executive officers, and directors.

Policy Regarding the Pricing and Timing of Equity Awards

All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at the closing price of our stock on the New York Stock Exchange on the date of grant. We have no program, plan or practice pertaining to the timing of stock option grants to executive officers relative to the timing of the release of material nonpublic information. We do not, as of yet, have any plans to implement such a program, plan or practice.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied. On the other hand, annual cash bonuses will not be deductible unless paid on the basis of pre-established objective performance criteria, the satisfaction of which is certified after the end of the year and upon meeting certain other conditions.

We expect that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for the “performance-based compensation” exemption from the deductibility limit. As such, in approving the amount and form of compensation for our executive officers, we consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). In the future, the compensation committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceed certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive might owe as a result of the application of Sections 280G or 4999 during 2010 and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We account for equity compensation paid to our employees under the rules of ASC 718, which requires us to estimate and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. We structure cash bonus compensation so that it is taxable to our executives at the time it is paid to them. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options should be deductible, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to the employee.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Disclosure and Analysis set forth above with our management. Based on its review and discussions, the compensation committee recommended to our board of directors that the Compensation Disclosure and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of

the Board of Directors,

Frank Slootman

Charles Giancarlo

Theresia Gouw

The information contained in the foregoing report of Imperva’s compensation committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Imperva under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Imperva specifically incorporates it by reference.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation awarded to, earned by or paid to each person who served as our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers whose compensation was more than $100,000 during the years ended December 31, 2013, 2012 and 2011. We refer to these executive officers as our “named executive officers” elsewhere in this proxy statement.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)[1]	Option Awards ($) [1]	Non-Equity Incentive Compensation ($)[2]	All Other Compensation ($)		Total ($)
Shlomo Kramer President and Chief Executive Officer	2013	$257,216	[3]	$1,382,000	$617,728	$63,750	$65,698	[4]	$2,386,391
	2012	$250,000		—	—	$100,000	$4,043	[5]	$354,043
	2011	$250,000		—	—	$137,107	$3,842	[5]	$390,949

Terrence J. Schmid Chief Financial Officer and Treasurer	2013	$280,000		$518,250	$231,461	$23,906	—		$1,053,617
	2012	$250,000		—	—	$30,313	—		$280,313
	2011	$250,000		—	—	$20,938	—		$270,938

Jason Forget SVP, Worldwide Business Operations	2013	$240,000		$518,250	$231,461	$47,833	—		$1,037,544
	2012	$210,000		$776,337	$349,480	$61,967	—		$1,397,784
	2011	$185,000		—	$26,970	$62,513	—		$274,483

Mark Kraynak[6] SVP, Worldwide Marketing	2013	$265,000		$518,250	$231,461	$14,875	—		$1,029,586
	2012	$235,000		$776,337	$349,634	$33,000	—		$1,393,971

Ralph Pisani SVP, Worldwide Sales	2013	$245,000		$518,250	$231,461	$225,786	—		$1,220,496
	2012	$212,500		$571,400	$250,777	$193,250	$6,976	[7]	$1,234,903
	2011	$183,430		—	$221,676	$167,537	$74,447	[8]	$647,090

[1]	This column reflects the aggregate grant date fair value of equity awards granted in the periods presented and calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. See Note 10 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the assumptions made by us in determining the valuation of equity awards. All stock awards listed are restricted stock units.
[2]	Represents cash incentive payments paid for performance.
[3]	$132,216 of Mr. Kramer’s base salary in 2013 was paid in Israeli shekels and converted to U.S. dollars for the purposes of this column, using the average exchange rate for 2013 of US$1.00 to NIS 3.609.
[4]	Represents payments of $34,615 related to a cashout of Mr. Kramer’s accrued vacation under U.S. law in connection with his relocation to Israel and $1,887 related to taxable fringe benefits for health insurance premiums while Mr. Kramer was located in the United States, as well as $17,624 related to pension payments, $9,916 related to payments to an education fund and payments related to statutory severance, a vehicle allowance, recreation funds, meals, telephone expenses, company events and a holiday present received by Mr. Kramer in the course of his employment with Imperva, which are customary benefits payable to our Israeli employees. See “Compensation Discussion and Analysis – Welfare and Other Benefits.”
[5]	Represents taxable fringe benefits related to health insurance premiums.
[6]	Mr. Kraynak was not a named executive officer prior to 2012 and, accordingly, his compensation information for 2011has not been provided.
[7]	Represents relocation benefits for temporary housing, which were provided to Mr. Pisani in connection with his relocation from Massachusetts to our headquarters in Redwood Shores, California.
[8]	Includes $40,937 of relocation benefits for temporary housing, storage, trips associated with his home search and related review of the Bay Area and related expenses which were provided to Mr. Pisani in connection with his relocation from Massachusetts to our headquarters in Redwood Shores, California, which amount includes a gross up for applicable income and employment taxes. Also includes $33,510 directly paid by Imperva for moving, storage and vehicle shipment costs.

Grants of Plan-Based Awards—2013

The following table sets forth certain information with respect to equity grants awarded to our named executive officers for the year ended December 31, 2013.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of		All Other Option Awards: Number of Securities		Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
		Target ($)[1]		Maximum ($)[1]		Stock or Units		Underlying Options		Awards ($)	Awards ($)[2]

Shlomo Kramer	—	$300,000		$300,000		—		—		—	—
	02/05/2013	—		—		40,000	[3]	—		—	$1,382,000
	02/05/2013	—		—		—		40,000	[4]	$34.55	$617,728

Terrence J. Schmid	—	$112,500		$112,500		—		—		—	—
	02/05/2013	—		—		15,000	[3]	—		—	$518,250
	02/05/2013	—		—		—		15,000	[4]	$34.55	$231,461

Jason Forget	—	$85,000	[5]	$85,000	[5]	—		—		—	—
	02/05/2013	—		—		15,000	[3]	—		—	$518,250
	02/05/2013	—		—		—		15,000	[4]	$34.55	$231,461

Mark Kraynak	—	$70,000		$70,000		—		—		—	—
	02/05/2013	—		—		15,000	[3]	—		—	$518,250
	02/05/2013	—		—		—		15,000	[4]	$34.55	$231,461

Ralph Pisani	—	$245,000	[6]	$245,000	[6]	—		—		—	—
	02/05/2013	—		—		15,000	[3]	—		—	$518,250
	02/05/2013	—		—		—		15,000	[4]	$34.55	$231,461

[1]	With respect to Messrs. Kramer, Schmid and Kraynak, represents the maximum annual aggregate of the quarterly bonuses. However, no quarterly bonuses are payable if (a) Imperva does not achieve at least 97% of its quarterly revenues target or (b) quarterly operating expenses are more than 103% of the quarterly operating expenses target (together, the “Threshold”). There is no maximum for the supplemental annual bonus, which is payable only if Imperva achieves at least 100% of each of its annual revenues target and annual operating income target. However, no annual bonuses are payable if Imperva does not achieve the Threshold in any quarter. For further information regarding the quarterly and annual bonuses, see “Compensation Discussion and Analysis—Cash Bonuses under Our Bonus Plan.”
[2]	The grant date fair value of each equity award is computed in accordance with FASB ASC 718.
[3]	These restricted stock units vest over four years as follows: 25% of the RSUs vest one year following February 15, 2013, with the remaining 75% vesting in equal quarterly installments over the next three years.
[4]	These options vest over four years as follows: 25% of the shares vest one year following January 1, 2013, with the remaining 75% vesting in equal quarterly installments over the next three years.
[5]	Mr. Forget participates in a sales compensation plan, 50% of which is commission-based and 50% of which is based on achievement of the Threshold. There is no maximum under his sales compensation plan. In addition, Mr. Forget participates in the supplemental annual bonus plan. There is no maximum for the supplemental annual bonus, which is payable only if Imperva achieves at least 100% of each of its annual revenues target and annual operating income target. However, no annual bonus is payable if Imperva does not achieve the Threshold in any quarter. For further information regarding Mr. Forget’s sales compensation plan and the annual bonus, see “Compensation Discussion and Analysis—Cash Bonuses under Our Bonus Plan.”
[6]	Mr. Pisani participates in a sales compensation plan, 80% of which is commission-based and 20% of which is based on the company’s profitability. There is no maximum under his sales compensation plan. For further information regarding Mr. Pisani’s sales compensation plan and the annual bonus, see “Compensation Discussion and Analysis—Cash Bonuses under Our Bonus Plan.”

Outstanding Equity Awards at Year End

The following table sets forth certain information with respect to outstanding equity awards as of December 31, 2013 with respect to our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) [1]		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested[2]

Shlomo Kramer	—	—		—	—	210,954	[3]	$10,153,216
	—	—		—	—	79,108	[4]	$3,807,468
	—	40,000	[5]	$34.55	02/04/2023	—		—
	—	—		—	—	40,000	[6]	$1,925,200

Terrence J. Schmid	—	52,500	[7]	$3.70	11/17/2020	—		—
	—	15,000	[5]	$34.55	02/04/2023	—		—
	—	—		—	—	15,000	[6]	$721,950

Jason Forget	—	1,562	[8]	$1.68	02/05/2020	—		—
	—	2,500	[9,10]	$5.42	03/02/2021	—		—
	—	6,250	[10,11]	$32.79	02/07/2022	—		—
	—	13,750	[12]	$28.57	07/15/2022	—		—
	—	15,000	[5]	$34.55	02/04/2023	—		—
	—	—		—	—	6,250	[12]	$300,813
	—	—		—	—	15,000	[13]	$721,950
	—	—		—	—	15,000	[6]	$721,950

Mark Kraynak	2,500	2,500	[9,10]	$5.42	03/02/2021	—		—
	—	6,250	[10,11]	$32.79	02/07/2022	—		—
	1,250	13,750	[12]	$28.57	07/15/2022	—		—
	—	15,000	[5]	$34.55	02/04/2023	—		—
	—	—		—	—	6,250	[12]	$300,813
	—	—		—	—	15,000	[13]	$721,950
	—	—		—	—	15,000	[6]	$721,950

Ralph Pisani	—	469	[8]	$1.68	02/05/2020	—		—
	1,875	3,750	[14]	$2.52	06/04/2020	—		—
	—	13,125	[15]	$10.70	08/24/2021	—		—
	—	13,750	[12]	$28.57	07/15/2022	—		—
	—	15,000	[5]	$34.55	02/04/2023	—		—
	—	—		—	—	15,000	[13]	$721,950
	—	—		—	—	15,000	[6]	$721,950

[1]	Unless otherwise indicated, these options vest over four years as follows: 25% of the shares vest one year following the vesting commencement date (as noted below), with the remaining 75% vesting in equal quarterly installments over the next three years.
[2]	The closing price of our common stock as of December 31, 2013 was $48.13 per share.
[3]	Our right of repurchase with respect to these shares lapses after 60 months of continuous service after the vesting commencement date of September 30, 2010.
[4]	Our right of repurchase with respect to 25% of this grant lapses after 12 months of continuous service after the vesting commencement date of May 1, 2010, with the remaining 75% lapsing in equal quarterly installments over the next three years.

[5]	The vesting commencement date of this option is January 1, 2013.
[6]	The vesting commencement date of this restricted stock unit is February 15, 2013.
[7]	The vesting commencement date of this option is November 1, 2010.
[8]	The vesting commencement date of this option is January 1, 2010.
[9]	The vesting commencement date of this option is January 1, 2011.
[10]	These options vest over three years as follows: 25% of the shares vest twenty seven months following the vesting commencement date (as noted), with the remaining 75% vesting in equal quarterly installments over the next three quarters.
[11]	The vesting commencement date of this option is January 1, 2012.
[12]	The vesting commencement date of this option is July 1, 2012.
[13]	These restricted stock units vest over three years as follows: 100% of the restricted stock units vest three years following the vesting commencement date of February 15, 2012.
[14]	The vesting commencement date of this option is June 1, 2010.
[15]	The vesting commencement date of this option is August 1, 2011.

Option Exercises and Stock Vested—2013

The following table sets forth certain information with respect to options that were exercised and stock that vested during the fiscal year ending December 31, 2013 with respect to our named executive officers.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise[1]		Number of Shares Acquired on Vesting	Value Realized on Vesting
Shlomo Kramer	—	—		39,555	$1,384,425	[2]
	—	—		39,554	$1,518,478	[3]
	—	—		39,554	$2,022,396	[4]
	—	—		39,554	$1,464,685	[5]
Terrence J. Schmid	52,000	$1,894,102		—	—
Jason Forget	21,094	$642,763		—	—
	5,000	$200,050	[6]
Mark Kraynak	15,000	$274,160		—	—
	10,000	$344,700	[7]
	5,000	$200,050	[6]
Ralph Pisani	29,843	$881,507		—	—
	5,000	$200,050	[6]

[1]	Unless otherwise indicated, based on the difference between the same-day sale price of such shares and the exercise price of the option.
[2]	Based on the closing price of our common stock on February 1, 2013 when such shares vested.
[3]	Based on the closing price of our common stock on May 1, 2013 when such shares vested.
[4]	Based on the closing price of our common stock on August 1, 2013 when such shares vested.
[5]	Based on the closing price of our common stock on November 1, 2013 when such shares vested.
[6]	Based on the closing price of our common stock on November 15, 2013 when such shares vested and settled.
[7]	Based on the difference between the closing price of our common stock reported on the New York Stock Exchange on the exercise date and the exercise price of the option.

401(k) Savings Plan

We have established a 401(k) plan to allow our employees to save on a tax-favorable basis for their retirement. We do not match any contributions made by any employees, including our named executive officers, pursuant to the plan.

Pension Benefits

None of our named executive officers participate in or have account balances in pension benefit plans sponsored by us.

Non-Qualified Defined Contribution and Other Non-Qualified Defined Compensation Plans

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Proprietary Information and Inventions Agreements

Each of our named executive officers has also entered into a standard form agreement with respect to proprietary information and inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of employment.

Employment, Severance and Change in Control Agreements

We consider it essential to the best interests of our stockholders to foster the continuous employment of our key management personnel. In this regard, we recognize that the possibility of a change in control may exist and that the uncertainty and questions that it may raise among executives could result in the departure or distraction of executives to the detriment of the company and our stockholders. In order to reinforce and encourage the continued attention and dedication of certain key members of management, we previously entered into change in control agreements with certain of our named executive officers, some of which contained both single and double trigger acceleration. In connection with the executive compensation review process conducted at the beginning of 2012 by our compensation committee, our compensation committee adopted a Change in Control Plan in order to harmonize the change of control provisions across all executive officers and to eliminate all single trigger acceleration provisions.

Under the Change in Control Plan, in the event of a qualifying termination in connection with a Change in Control (as defined below) and contingent upon the participant’s execution of a binding severance and release agreement (which includes customary release, covenant not-to-sue, non-disparagement, non-solicitation and proprietary information provisions), the participant will be entitled to receive (1) a lump sum cash payment in an amount equal to such participant’s annual base salary as in effect immediately prior to the severance date, plus such participant’s target annual bonus or cash incentive opportunity for the year in which the severance date occurs, less applicable withholding taxes; (2) full acceleration of all outstanding equity awards (subject to certain restrictions noted in the Change in Control Plan); and (3) reimbursement of premiums paid for continuation coverage for twelve months pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985.

A qualifying termination will be deemed to have occurred if the executive officer is terminated within the three months prior to a potential Change in Control or twelve months following a Change in Control and such termination is by Imperva without Cause (as defined below) or by the executive officer for Good Reason (as defined below).

“Cause” will be deemed to exist upon the occurrence of any of the following:

•	any willful, material violation by the executive officer of any law or regulation applicable to the business of Imperva, the executive officer’s conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration by the executive officer of a common law fraud;

•	the executive officer’s commission of an act of personal dishonesty which involves personal profit in connection with Imperva or any other entity having a business relationship with Imperva;

•	any material breach by the executive officer of any provision of any agreement or understanding between Imperva and the executive officer regarding the terms of the executive officer’s service as an employee, officer, director or consultant to Imperva, including without limitation the willful and continued failure or refusal of the executive officer to perform the material duties required of such executive officer as an employee, officer, director or consultant of Imperva, other than as a result of having a disability, or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between Imperva and the executive officer;

•	the executive officer’s disregard of the policies of Imperva so as to cause loss, damage or injury to the property, reputation or employees of Imperva;

•	failure by the executive officer to substantially perform, or gross negligence in the performance of the executive officer’s duties after there has been delivered to the executive officer written demand for performance which describes the specific deficiencies in the executive officer’s performance and the specific manner in which performance must be improved, and which provides 30 days from the date of notice to remedy performance deficiencies subject to remedy; or

•	any other misconduct by the executive officer which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, Imperva.

A “Change in Control” will be deemed to have occurred if any one of the following events shall have occurred:

•	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) or group becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the company representing 50% or more of the total voting power represented by the company’s then-outstanding voting securities;

•	the consummation of the sale or disposition by the company of all or substantially all of the company’s assets;

•	the consummation of a merger, reorganization, consolidation or similar transaction or series of related transactions of the company with any other corporation, other than a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least a majority of the total voting power represented by the voting securities of the company or such surviving entity or its parent outstanding immediately after such merger, reorganization, consolidation or similar transaction (or series of related transactions); or

•	any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Internal Revenue Code wherein the stockholders of the company give up all of their equity interest in the company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the company).

“Good Reason” will be deemed to exist upon the occurrence, without the affected executive officer’s written consent, of any of the following:

•	a material diminution in the executive officer’s authority, duties and responsibilities or, solely with respect to Imperva’s Chief Executive Officer, Chief Financial Officer and General Counsel, a change in the executive officer’s title;

•	a material diminution in the executive officer’s annual base salary, annual bonus opportunity, or long-term incentive opportunity;

•	any action or inaction that constitutes a material breach by Imperva of this Agreement; or

•	a material change (defined for this purpose to mean a change greater than 30 miles from the executive officer’s current principal place of employment) in the geographic location of the executive officer’s principal place of employment.

The Change in Control Plan will terminate automatically one year and one day after the Change in Control, or if later, when all benefits payable under the Plan are paid.

In order to be eligible to participate in the Change in Control Plan, the participant must opt in to the Change in Control Plan and waive any existing severance arrangement that would be triggered by a Change in Control or similar transaction.

Potential Payments Upon Termination or Change in Control

The tables below reflect potential payments and benefits available for each of our named executive officers upon termination in connection with a change in control or termination, assuming the date of occurrence is December 31, 2013 and reflects payments and benefits that are provided in the Change in Control Plan. See section entitled “Executive Compensation—Employment, Severance and Change in Control Agreements.”

Named Executive Officer Benefits and Payments Upon Termination 1

Name	Termination	Involuntary Termination within One Year of Change in Control [2]
Shlomo Kramer	—	$600,000
Terrence J. Schmid	—	$414,394
Jason Forget	—	$346,816
Mark Kraynak	—	$356,894
Ralph Pisani	—	$511,816

[1]	Assumes triggering event effective as of December 31, 2013. Upon a voluntary termination or termination for cause, each named executive officer also would receive any earned but unpaid base salary and unpaid vacation accrued as of December 31, 2013. These payments would be available to all employees upon termination.
[2]	Includes continuation of base salary for twelve months, payment of cash bonus at target and, for all named executive officers other than Mr. Kramer, continuation of COBRA for twelve months.

Acceleration of Vesting of Options and Restricted Stock upon Termination 1

Name	Number of Shares of Accelerated Stock and Value upon a Change in Control	Number of Shares of Accelerated Stock and Value upon Involuntary Termination and in Connection with a Change in Control
Shlomo Kramer	—	$16,429,084	[2]
Terrence J. Schmid	—	$3,258,225	[3]
Jason Forget	—	$2,492,567	[5]
Mark Kraynak	—	$2,420,013	[6]
Ralph Pisani	—	$2,600,641	[4]

[1]	Assumes triggering event effective as of December 31, 2013 and excludes vested stock held as of such date. The closing price of our common stock as of December 31, 2013 was $48.13 per share.
[2]	The company’s right of repurchase with respect to 290,062 shares would lapse upon involuntary termination three months prior to or 12 months following a change in control. In addition, 40,000 of Mr. Kramer’s options and 40,000 of Mr. Kramer’s restricted stock units would accelerate upon an involuntary termination three months before or within 12 months following a change in control. The exercise price with respect to such options is $34.55 per share.
[3]	67,500 of Mr. Schmid’s options and 15,000 of Mr. Schmid’s restricted stock units would accelerate upon an involuntary termination three months before or within 12 months following a change in control. The exercise price with respect to 52,500 of options is $3.70 per share. The exercise price with respect to 15,000 of such options is $34.55 per share.
[5]

39,062 of Mr. Forget’s options and 36,250 of Mr. Forget’s restricted stock units would accelerate upon an involuntary termination three months before or within 12 months following a change in control. The exercise price with respect to 1,562 of such options is $1.68 per share. The exercise price with respect to 2,500 of such options is $5.42 per share. The exercise price with respect to 6,250 of such options is $32.79 per share. The exercise price with respect to 13,750 of such options is $28.57 per share. The exercise price with respect to 15,000 of such options is $34.55 per share.
[6]	37,500 of Mr. Kraynak’s options and 36,250 of Mr. Kraynak’s restricted stock units would accelerate upon an involuntary termination three months before or within 12 months following a change in control. The exercise price with respect to 2,500 of such options is $5.42 per share. The exercise price with respect to 6,250 of such options is $32.79 per share. The exercise price with respect to 13,750 of such options is $28.57 per share. The exercise price with respect to 15,000 of such options is $34.55 per share.
[4]	46,094 of Mr. Pisani’s options and 30,000 of Mr. Pisani’s restricted stock units would accelerate upon involuntary termination three months before or within 12 months following a change in control. The exercise price with respect to 469 of such options is $1.68 per share. The exercise price with respect to 3,750 of such options is $2.52 per share. The exercise price with respect to 13,125 of such options is $10.70 per share. The exercise price with respect to 13,750 of such options is $28.57 per share. The exercise price with respect to 15,000 of such options is $34.55 per share.

Limitation on Liability and Indemnification Matters

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that we are required to indemnify our directors and our bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Any repeal of or modification to our certificate of incorporation or bylaws may not adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. Our bylaws also provide that we must advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no material pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above “Item 11. Executive Compensation,” the following is a description of transactions, or series of related transactions, since January 1, 2013, to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which the other parties included or will include our directors, executive officers, holders of 5% or more of our voting securities, each of whom we refer to as a Beneficial Owner, or any member of the immediate family of any of the foregoing persons.

Employment Arrangements and Indemnification Agreements

We have entered into employment arrangements with our executive officers. See “Item 11. Executive Compensation — Employment, Severance and Change of Control Arrangements” for information regarding these arrangements with our named executive officers.

We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. See “Item 11. Executive Compensation — Limitation on Liability and Indemnification Matters.”

Change in Control Plan

We have adopted a Change in Control Plan that covers our executive officers, which provides for severance benefits and acceleration of the vesting of awards in the event of a termination following a change in control. For more information regarding these agreements, see “Item 11. Executive Compensation—Employment, Severance and Change in Control Agreements” and “—Potential Payments Upon Termination or Change in Control.”

Restricted Stock, Restricted Stock Units and Stock Option Awards

For information regarding restricted stock, restricted stock units and stock option awards granted to our named executive officers and directors, see “ Item 11. Executive Compensation,” in particular, the sections “—Compensation Discussion and Analysis—Cash Bonuses under Our Bonus Plan,” “—Outstanding Equity Awards at Year End,” “—Employment, Severance and Change in Control Agreements” and “—Director Compensation.”

Registration Rights

Mr. Kramer, our President, Chief Executive Officer and director, is party to an agreement providing for rights to register under the Securities Act an aggregate of 2,277,766 shares of our capital stock.

Transactions With Incapsula, Inc.

On November 5, 2009, we licensed certain intellectual property to Incapsula, Inc., a company formed by Gur Shatz, one of our former employees. The license agreement granted a worldwide, non-exclusive, irrevocable, non-transferable and non-sublicensable license to certain portions of our technology and know-how for Incapsula to use in developing its SaaS implementation of web application firewalls. Incapsula agreed to indemnify us against any claims related to Incapsula’s use of the licensed technology. As consideration for entering into this license agreement, we were issued 5,000,000 shares of Incapsula’s Series A Preferred Stock, representing a 58% ownership interest of Incapsula on a shares outstanding basis at the time of issuance. As of the date of our initial acquisition of shares of Incapsula, the remaining 42% ownership interest of Incapsula was owned by Mr. Shatz.

In connection with the issuance of the Incapsula Series A Preferred Stock to us on November 5, 2009, we entered into an investors’ rights agreement, a first refusal and co-sale agreement and a voting agreement with Incapsula and Mr. Shatz. Under the investors’ rights agreement, we have a right of first negotiation, which requires Incapsula to notify us of any acquisition proposal and provides us with an exclusive period to negotiate and make an alternative acquisition proposal. In addition, we have the right to acquire Incapsula during the five-year period beginning on November 5, 2013 in exchange for payment of Incapsula’s enterprise value, as calculated under the terms of the investors’ rights agreement (the “Purchase Right”).

On November 5, 2009, Shlomo Kramer, our President and Chief Executive Officer, was appointed to the Incapsula board of directors and on November 17, 2009, Mark Kraynak, our Vice President, Worldwide Marketing, was appointed to the Incapsula board of directors. On November 16, 2009, Mr. Kramer loaned $600,000 to Incapsula pursuant to a convertible promissory note with an interest rate of 6%. A total of $11,145.21 in interest accrued under the note prior to its repayment by Incapsula, which occurred on March 9, 2010. All interest due and the principal balance of the loan has been repaid. The convertible promissory note has been terminated and there are no longer any obligations thereunder or in connection with Mr. Kramer’s loan.

On March 9, 2010, we purchased an additional 6,666,666 shares of Incapsula’s Series A Preferred Stock for $2,999,999.70, increasing our ownership interest in Incapsula to 76% on a shares outstanding basis on the date we made this additional investment. We also agreed, subject to Incapsula achieving certain milestones with respect to its operations, customers and product development before September 9, 2011, to purchase $7,000,000 worth of Incapsula’s Series A-1 Preferred Stock. In July 2011, Incapsula achieved the performance milestones including:

•	developing a system having at least 100 active customers;

•	engaging two channel partners;

•	meeting operational milestones with respect to research and development and marketing;

•	preparing a 24 month financial plan; and

•	reaching product development goals with respect to certain functioning components and a system capable of supporting multiple users and proxies.

As a result of Incapsula’s achievement of such performance milestones, during the quarter ended September 30, 2011 we purchased 4,375,000 shares of Incapsula’s Series A-1 Preferred Stock for $3.5 million, increasing our ownership interest in Incapsula to 82% on a shares outstanding basis on the date of issuance. In addition, in January 2012, we purchased the remaining 4,375,000 shares of Incapsula’s Series A-1 Preferred Stock for $3.5 million thereby increasing our ownership interest in Incapsula to 85% at the date of issuance.

On December 31, 2010, we entered into a license agreement with Incapsula under which, subject to certain exceptions, we agreed to provide Incapsula with a worldwide, non-exclusive, royalty free, limited license to access our ThreatRadar feed of internet protocol addresses, attack patterns and other identification data and Incapsula agreed to provide us a worldwide, non-exclusive, royalty free, limited license to use its list of internet protocol addresses. The license agreement has an initial term of one year and automatically renews each year thereafter unless either party provides 30 days prior notice that it no longer wishes to renew the agreement.

On March 2, 2011, we entered into an affiliate and resale agreement with Incapsula. Under this agreement, we market, promote and/or resell Incapsula’s services to our existing and potential partners and customers in exchange for a share of revenues. The agreement has an initial term of two years and automatically renews each year thereafter unless either party provides six months prior notice that it no longer wishes to renew the agreement. No material amounts have been earned to date under this agreement.

In October 2013, we loaned $1.1 million to Incapsula at a rate of 2% per annum with a maturity date of December 31, 2014 (the “Incapsula Loan”).

In November 2013, we reached an agreement in principle with the major stockholders of Incapsula (other than Imperva) to acquire the remaining outstanding capital stock and assume outstanding options to acquire capital stock of Incapsula not already owned by us (the “Incapsula Acquisition”). In February 2014, we entered into a definitive agreement with the stockholders of Incapsula (other than Imperva) to effect the Incapsula Acquisition, and completed the Incapsula Acquisition in March 2014. The aggregate consideration for the Incapsula Acquisition was substantially on the terms of the Purchase Right less the outstanding principal and interest under the Incapsula Loan, or approximately $8.1 million. In connection with the Incapsula Acquisition, in addition to the consideration for the Incapsula Acquisition, we also agreed to assume Incapsula RSUs for with performance-based vesting tied to 2014 revenue for Incapsula and Incapsula-related products and services (effectively valuing such revenues similarly to the Purchase Right), which converted into approximately 180,404 shares of our common stock at the same exchange ratio applicable to the Incapsula Acquisition. In connection with the November 2013 agreement in principle, we issued to an employee ineligible to participate in Incapsula’s equity compensation plan RSUs for approximately 264,878 shares of our common stock with substantially similar performance-based vesting and conditioned on completion of the Incapsula Acquisition. These performance-based RSUs granted and assumed by Incapsula and Imperva are held by continuing employees of Incapsula.

Acquisition of Skyfence

On February 6, 2014, we entered into a Share Exchange Agreement (the “Skyfence Exchange Agreement”) with SkyFence Networks, Ltd., (“Skyfence”), the shareholders of Skyfence (the “Skyfence Shareholders”) and Ofer Hendler, in his separate capacity as the Sellers’ Representative, which agreement was amended by the parties on February 19, 2014. Upon the completion of the transactions contemplated in the Skyfence Exchange Agreement, as amended, we acquired from the Skyfence Shareholders all of the outstanding capital stock of Skyfence (and all rights to acquire such stock) (such transaction, the “Skyfence Share Exchange” or the “Skyfence Acquisition”), and in exchange we (i) issued an aggregate of 884,422 shares of Imperva common stock and (ii) paid approximately $16.1 million in cash to the Skyfence Shareholders (together, the “Skyfence Consideration”). Pursuant to the Skyfence Exchange Agreement, the shares of our common stock issued in the transaction have an ascribed value of approximately $42.1 million based on a per share price equal to $47.64, which is which is the average closing stock price of Imperva common stock for the sixty (60) trading days ending on February 6, 2014. The Skyfence Consideration reflects working capital and other adjustments that were made prior to the closing of the Share Exchange and as are set forth in the Skyfence Exchange Agreement.

As a result of the Skyfence Share Exchange and pursuant to the Skyfence Exchange Agreement, as amended, at closing on February 7, 2014: (i) 956 shares of our Common Stock (having an aggregate value of approximately $46,000 at closing valued at the method described above) and approximately $34,000 in cash were deposited in an adjustment holdback fund for a period of up to 75 days as security for the accuracy of the working capital and other adjustments described above (the “Adjustment Holdback”); (ii) 206,499 shares of our common stock (having an aggregate value of approximately $9.8 million at closing valued at the method described above) and approximately $7.6 million in cash were deposited into an indemnity holdback fund for a period of 24 months (subject to certain exceptions) as security for the indemnification obligations of the Skyfence Shareholders for any of our losses related to breaches of representations or warranties and covenants (the “Indemnity Holdback”), among other things, subject to limits specified in and as otherwise set forth in the Skyfence Exchange Agreement, as amended; and (iii) all options to purchase Ordinary Shares of Skyfence that were outstanding as of the closing and held by Skyfence employees who were offered and accepted employment with us were assumed by us with the existing vesting schedules and converted into options to purchase an aggregate of 24,248 shares of our Common Stock, with the exercise price of the shares subject to such options proportionally adjusted by the exchange ratio applicable to the Skyfence Ordinary Shares.

Shlomo Kramer, our Chief Executive Officer and board member, was a member of the board of directors of Skyfence. In addition, Mr. Kramer and Amichai Shulman, our Chief Technology Officer, were Skyfence Shareholders, owning 42.67% and 3.16%, respectively, of the outstanding fully-diluted capital stock of Skyfence. In that capacity, valued at the method described above, Messrs. Kramer and Shulman received consideration of approximately $25.4 million and $1.9 million, respectively as a result of the Share Exchange. Specifically, Mr. Kramer received 252,669 shares of Imperva common stock and approximately $13.3 million in cash, of which cash approximately $34,000 is subject to the Adjustment Holdback and approximately $7.6 million is subject to the Indemnity Holdback, and Mr. Shulman received 39,427 shares of Imperva common stock (and no cash), of which 54 shares are subject to the Adjustment Holdback and 11,784 shares are subject to the Indemnity Holdback, each as described above. Neither of Messrs. Kramer or Shulman held any options to purchase Ordinary Shares of Skyfence prior to closing. Messrs. Kramer and Shulman were fully recused from management’s consideration and valuation of the Skyfence Acquisition. In addition, at the recommendation of the nominating and corporate governance committee in light of Imperva’s related party transactions approval policy, a special Acquisitions Committee (the “Acquisitions Committee”) of our board of directors, consisting solely of independent, disinterested directors, had oversight of management during the course of the consideration, valuation and approval of the transaction, which was ultimately approved by our board. Mr. Kramer was fully recused from all consideration, evaluation and discussion by the Acquisitions Committee and our board of the Skyfence Acquisition, including the amount and type of the consideration paid.

In connection with their approval of the SkyFence Acquisition, the Acquisitions Committee and the Board received the opinion of an investment bank addressed to the Board as to the fairness to Imperva and the stockholders of Imperva from a financial point of view of the aggregate Consideration, and in connection with the approval of the

Amendment, the investment bank confirmed to the Board that if the terms of the Amendment had been set forth in the original Exchange Agreement, it did not believe that its ability to render the opinion, as of the date thereof, would have been adversely affected. Both the original opinion and the statement described above were based upon and subject to a number of qualifications and assumptions set forth in letters from the investment bank to the Board.

Transactions with Seagate Technology, LLC

We have entered into an End User License Agreement and related agreements with Seagate Technology, LLC and its affiliates (the “Seagate Agreements”). Seagate has ordered approximately $85,250 of products and services under the Seagate Agreements in 2013. Mr. Pimentel, a member of our board of directors, serves as President, Global Markets and Customers of Seagate Technology.

Review, Approval or Ratification of Transactions with Related Parties

Our policy and the charters of our nominating and corporate governance committee and our audit committee require that any transaction with a related party that must be reported under applicable rules of the SEC, other than compensation related matters, must be reviewed and approved or ratified by our nominating and corporate governance committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our audit committee.

Related-Party Transactions Policy

In November 2012, the board adopted a related-party transactions policy for the company requiring review of our general counsel or associate general counsel and approval of the nominating and corporate governance committee or its chair for any transaction involving a related party, considering the relevant and available facts and circumstances, including such facts as:

•	the impact on a director’s independence in the event the Related party is a director, immediate family member of a director or an entity with which a director is affiliated,

•	the terms of the transaction, and

•	any other relevant information and considerations with respect to the proposed transaction,

and approving only those transactions with related party that, in light of known circumstances, are in or are not inconsistent with, the best interests of Imperva and its stockholders, as such approval authority determines in the good faith. For the purposes of this policy, related parties include our executive officers, directors and board nominees (during the current or preceding calendar year) any security holder of Imperva known to us to be the beneficial owner of more than 5% of any class of our voting securities and any immediately family members of such related parties. Where the related party involved is, or is affiliated with, any member of the nominating and corporate governance committee, the approval authority is the audit committee or its chair, provided that if the related party involved is, or is affiliated with, the chair of the audit committee, the approval authority is any other member of the audit committee.

The policy provides that for the purposes of the related-party transactions policy, in the absence of facts or circumstances indicating special or unusual benefits to the related party, the following transactions, arrangements or relationships need not be approved under the policy:

•	any employment by Imperva of an executive officer of Imperva if:

•	the related compensation is required to be reported in our proxy statement under the SEC’s compensation disclosure requirements (generally applicable to “named executive officers”) under Item 402 of Regulation S-K; or

•	the executive officer is not an immediate family member of another Imperva executive officer or director, the related compensation would be reported in our proxy statement under Item 402 of Regulation S-K if the executive officer were a “named executive officer,” and our compensation committee approved (or recommended that the board approve) such compensation;

•	any compensation paid to a director (in such capacity) if the compensation is required to be reported in our proxy statement under Item 402 of Regulation S-K (or is excluded from disclosure pursuant thereto);

•	any transaction where the related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis (e.g., dividends);

•	any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares or as a limited partner holding interests of less than 10% in the limited partnership (or similar interests in an alternative form of entity);

•	any transaction with a related party:

•	where the rates or charges involved are determined by competitive bids,

•	involving the rendering of services as a common or contract carrier or public utility, at rates or charges fixed in conformity with law or governmental authority, or

•	involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services;

•	any charitable contribution, grant or endowment to any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (but not an executive officer), and any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related party is a trustee, director or executive officer, if the aggregate amount involved in a calendar year does not exceed $120,000, or any non-discretionary matching contribution, grant, or endowment made pursuant to a matching gift program;

•	ordinary course business travel and expenses, advances and reimbursements; and

•	indemnification payments and other payments made pursuant to:

•	directors and officers insurance policies,

•	our certificate of incorporation or bylaws, and/or

•	any policy, agreement or instrument approved by the board.

Corporate Opportunities and Conflicts of Interest Policy

In January 2014, at the recommendation of the nominating and corporate governance committee, the board adopted a corporate opportunities and conflicts of interest policy applicable to our executive officers and directors to supplement our code of business conduct and ethics and our related-party transactions policy, more specifically addressing these matters. The policy provides that any executive officers or director that is considering an investment in a security company must notify the chair of the nominating and corporate governance committee and establishes procedures for review of the potential investment, including when Imperva desires to pursue the investment opportunity (i.e., because it is in the potential strategic path of Imperva), as well situations in which an investee company subsequently becomes a competitor of Imperva. The policy provides that in the event that we acquire a company in which an executive officer (including any executive officer that is a Board member) has an investment, the executive officer will be recused from consideration and approval of the transaction (including as a board member), and if the investment was made after the adoption of the policy and the after-tax profit of such investment for the executive officer after giving effect to the acquisition exceeds $250,000, the executive officer will contribute such excess after-tax profits to charity. This requirement does not apply to shares of publicly held companies or shares acquired by an executive officer in the form of equity compensation while previously employed at the acquired company.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 15, 2014 for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 26,196,316 shares of common stock outstanding at March 15, 2014. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of March 15, 2014. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is care of Imperva, Inc., 3400 Bridge Parkway, Suite 200, Redwood Shores, CA 94065.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage

Directors and Executive Officers:
Shlomo Kramer[1]	3,772,457	14.4%
Charles Giancarlo	—	—
Theresia Gouw[2]	84,867	*
Steven Krausz[3]	12,353	*
Albert A. Pimentel[4]	58,399	*
Frank Slootman [5]	28,399	*
David N. Strohm[6]	83,399	*
James Tolonen[7]	9,096	*
Jason Forget [8]	15,086	*
Mark Kraynak[9]	32,267	*
Trâm Phi[10]	32,546	*
Ralph Pisani[11]	17,482	*
Terrence Schmid[12]	33,707	*
Yaniv Shaya[13]	28,751	*
Amichai Shulman[14]	168,505	*
All executive officers and directors as a group (15 persons)[15]	4,377,314	16.6%

Other 5% Stockholders:
JPMorgan Chase & Co.[16]	2,032,392	7.8%

*	Represents beneficial ownership of less than 1% of the shares of common stock.
[1]

Includes (i) 1,229,521 shares of common stock owned of record by Mr. Kramer, of which 210,954 shares are subject to the company’s right of repurchase within 60 days of March 15, 2014, (ii) options exercisable for 12,500 shares of common stock within 60 days of March 15, 2014, and (iii) 2,530,436 shares of common stock owned of record by HAPRI LIMITED, an investment holding company. Mr. Kramer is one of two directors of HAPRI LIMITED, with Amir Rapoport, the Kramer family office Chief Financial Officer, being the other director. All of

HAPRI LIMITED’s shares are ultimately controlled by a trust of which Mr. Kramer is the sole grantor and sole beneficiary during his life. The address for HAPRI LIMITED is PFD Corporate Services (BVI) Limited, Tropic Isle Building, P.O. Box 3331, Road Town, Tortola, British Virgin Islands VG 1110.
[2]	Includes (i) options exercisable for 8,399 shares of common stock within 60 days of March 15, 2014, and (ii) 76,468 shares of common stock owned of record by SGLG 2013 I GRAT dated 8/1/2013. Ms. Gouw is a Trustee of the Trust and shares voting and investment power over the Trust.
[3]	Includes (i) options exercisable for 8,399 shares of common stock within 60 days of March 15, 2014, and (ii) 3,954 shares of common stock owned of record by Mr. Krausz.
[4]	Includes (i) options exercisable for 8,399 shares of common stock within 60 days of March 15, 2014, and (ii) 50,000 shares of common stock owned of record by the Pimentel Family Trust U/D/T dated April 24, 1991 for which Albert A. Pimentel and Laurie Jean Pimentel serve as trustees. Of these 50,000 shares, 1,250 shares are subject to the company’s right of repurchase within 60 days of March 15, 2014.
[5]	Includes (i) options exercisable for 8,399 shares of common stock within 60 days of March 15, 2014, and (ii) 20,000 shares of common stock owned of record by Mr. Slootman. Of these 20,000 shares, 13,333 shares are subject to the company’s right of repurchase within 60 days of March 15, 2014.
[6]	Includes (i) options exercisable for 8,399 shares of common stock within 60 days of March 15, 2014, and (ii) 75,000 shares of common stock owned of record by Mr. Strohm. Of these 75,000 shares, 16,667 shares are subject to the company’s right of repurchase within 60 days of March 15, 2014.
[7]	Includes (i) options exercisable for 2,834 shares of common stock within 60 days of March 15, 2014, (ii) 1,262 shares of common stock owned of record by Mr. Tolonen, and (iii) 5,000 shares of common stock owned of record by James R. Tolonen & Ginger Tolonen as Trustees of the Tolonen Family Trust, dated September 26, 1996.
[8]	Includes (i) options exercisable for 12,813 shares of common stock within 60 days of March 15, 2014, and (ii) 2,273 shares of common stock owned of record by Mr. Forget.
[9]	Includes (i) options exercisable for 15,001 shares of common stock within 60 days of March 15, 2014, and (ii) 17,266 shares of common stock owned of record by Mr. Kraynak.
[10]	Includes (i) options exercisable for 30,283 shares of common stock within 60 days of March 15, 2014, and (ii) 2,263 shares of common stock owned of record by Ms. Phi.
[11]	Includes (i) options exercisable for 15,157 shares of common stock within 60 days of March 15, 2014, and (ii) 2,325 shares of common stock owned of record by Mr. Pisani.
[12]	Includes (i) options exercisable for 31,439 shares of common stock within 60 days of March 15, 2014, and (ii) 2,268 shares of common stock owned of record by Mr. Schmid.
[13]	Includes (i) options exercisable for 20,001 shares of common stock within 60 days of March 15, 2014, and (ii) 8,750 shares of common stock owned of record by Mr. Shaya.
[14]	Includes (i) 63,177 shares of common stock owned of record by Mr. Shulman, (ii) 83,765 shares of common stock owned of record by Amichai Shulman Holdings 2000 Ltd, of which Amichai Shulman, the company’s Chief Technology Officer, has voting and investment power, and (iii) options to purchase 21,563 shares of common stock that are exercisable within 60 days of March 15, 2014.
[15]	Includes (i) options exercisable for 203,586 shares of common stock within 60 days of March 15, 2014, (ii) 1,229,521 shares of common stock owned of record by Mr. Kramer, of which 210,954 shares are subject to the company’s right of repurchase within 60 days of March 15, 2014, (iii) 50,000 shares of common stock owned of record by Mr. Pimentel, of which 1,250 shares are subject to the company’s right of repurchase within 60 days of March 15, 2014, (iv) 20,000 shares of common stock owned of record by Mr. Slootman, of which 13,333 shares are subject to the company’s right of repurchase within 60 days of March 15, 2014, and (v) 75,000 shares of common stock owned of record by Mr. Strohm, of which 16,667 shares are subject to the company’s right of repurchase within 60 days of March 15, 2014.
[16]	Based on information set forth in a Schedule 13G filed with the SEC on January 28, 2014. The principal business office of JPMorgan Chase & Co. is 270 Park Avenue, New York, NY 10017.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report of the Audit Committee is required by the Securities and Exchange Commission, and is not “soliciting material,” is not to be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Imperva under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

The audit committee of the board of directors is composed of Mr. Tolonen, who is the chair of the audit committee, and Messrs. Krausz, Pimentel and Strohm, each of whom the board of directors has determined is an independent director, as independence for audit committee members is defined in The New York Stock Exchange’s listing standards. The board of directors has determined that each of Messrs. Pimentel and Tolonen is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated under the Securities Act and the Exchange Act.

As members of the audit committee for 2013, we assist the board of directors in fulfilling its responsibilities relating to the oversight of the accounting, financial reporting, internal controls, financial practices and audit activities of Imperva and its subsidiaries. The audit committee operates under a charter.

In fulfilling its oversight role, the audit committee has reviewed and discussed with management and the independent registered public accounting firm Imperva’s audited financial statements. The audit committee met eight times during 2013, including meetings with Imperva’s independent registered public accounting firm to review Imperva’s quarterly and annual financial statements and their review or audit of such statements. It is not the duty of the audit committee to plan or conduct audits or to determine that the financial statements are complete and accurate and conform to generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of Imperva’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, Imperva’s independent registered public accounting firm, is responsible for performing an independent audit of Imperva’s consolidated financial statements in accordance with generally accepted auditing standards in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the effectiveness of Imperva’s internal control over financial reporting.

The audit committee discussed with Imperva’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged With Governance), as adopted by the PCAOB in Rule 3200T. Imperva’s independent registered public accounting firm also provided to the audit committee the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB (Communications with Audit Committees Concerning Independence), and the audit committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the audit committee’s review and discussions referred to above, the audit committee recommended to the board of directors that Imperva’s audited consolidated financial statements be included in Imperva’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 28, 2014.

In addition, the Audit Committee selected Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013 and is seeking ratification of such selection by our stockholders.

Submitted by the Audit Committee of

the Board of Directors,

James Tolonen

Steve Krausz

Albert Pimentel

David Strohm

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,

ERNST & YOUNG LLP, FOR YEAR ENDING DECEMBER 31, 2014

(Item No. 2 on the Proxy Card)

Our audit committee has selected, and is submitting for ratification by the stockholders its selection of, the firm of Ernst & Young LLP, or EY, to serve as our independent registered public accounting firm for the year ending December 31, 2014 and until their successors are appointed. Although action by stockholders is not required by law, the audit committee has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection, the audit committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year, if the audit committee feels that such a change would be in the best interests of Imperva and its stockholders. In the event of a negative vote on ratification, the audit committee will reconsider the selection of EY as our independent registered public accounting firm.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees and related expenses for professional services provided by EY during 2013 and 2012. The audit committee considered the provision of the services corresponding to these fees, and the audit committee believes that the provision of these services is compatible with EY maintaining its independence.

	Year
	2013[1]	2012[2]
Audit fees	$1,142,991	$1,236,500
Audit-related fees	1,995	1,995
Tax fees	79,870	72,834
All other fees	28,355	18,285

Total	$1,253,211	$1,329,614

[1]	$123,014 of the fees and related expenses paid to EY for during 2013 were paid in Israeli shekels and converted to U.S. dollars for the purposes of this column, using the average exchange rate for 2013 of US$1.00 to NIS 3.609.
[2]	$125,960 of the fees and related expenses paid to EY for during 2012 were paid in Israeli shekels and converted to U.S. dollars for the purposes of this column, using the average exchange rate for 2012 of US$1.00 to NIS 3.847.

Audit Fees

Fees for EY audit services include fees associated with the annual audit, quarterly reviews of financial statements, accounting consultations.

Audit-Related Fees

Fees for other services include fees associated with a subscription for accounting research.

Tax Fees

Fees for EY tax services include fees associated with international tax advice related to transfer pricing and international tax assistance related to tax filings.

All Other Fees

Fees for other services include fees associated with services related to information security and network penetration testing.

Representatives of EY are expected to be at the annual meeting. Representatives of EY will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

Pre-Approval Policies and Procedures

The audit committee pre-approval policies and procedures require prior approval of each engagement of EY to perform services. We adopted these pre-approval policies in accordance with the requirements of the Sarbanes-Oxley Act and all of the professional services listed herein were approved in accordance with these policies.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR

THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

Under our bylaws, stockholders who wish to present proposals for action, or to nominate directors, at our next annual meeting of stockholders (that is, the next annual meeting following the annual meeting to which this proxy statement relates) must give written notice thereof to our Corporate Secretary at the address set forth on the cover page of this proxy statement in accordance with the provisions of our bylaws, which require that such notice be given not less than 75 days nor more than 105 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders. To be timely for the 2015 annual meeting of stockholders, a stockholder’s notice must be received by us between January 21, 2015 and February 20, 2015. Such proposals should be delivered or mailed to the attention of our Corporate Secretary at our principal executive offices, which are Imperva, Inc., 3400 Bridge Parkway, Suite 200, Redwood Shores, California 94065.

If the date of the 2015 annual meeting is more than 30 days before or more than 60 days after the anniversary date of the 2014 annual meeting, in order for a notice to be timely, it must be delivered no earlier than 105 days and not later than 75 days prior to the 2014 annual meeting or the close of business on the 10th day following the day on which we first publicly announce the date of the 2015 annual meeting.

These stockholder notices must contain information required by our bylaws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. If a matter is properly brought before our next annual meeting under the procedures outlined in this paragraph, the proxy holders named by our board of directors will have the discretion to vote on such matter without having received directions from stockholders delivering proxies to them for such meeting, provided that our proxy statement for our next meeting briefly describes the matter and how the proxy holders intend to vote on it.

In order for proposals to be eligible for inclusion in our proxy statement and proxy card for the 2014 annual meeting pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals would have to be received by our Corporate Secretary no later than February 8, 2014 and satisfy the conditions established by the SEC for stockholder proposals. In order for such stockholder proposals to be eligible to be brought before the stockholders at the 2014 annual meeting, the stockholder submitting such proposals must also comply with the procedures, including the deadlines, required by our then current bylaws, as referenced in the two preceding paragraphs. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in our proxy statement. Any such nominations should comply with our bylaws.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the board of directors knows of no other business that will be conducted at the 2014 annual meeting of stockholders other than as described in this proxy statement. If any other matter or matters are properly brought before the annual meeting, or any adjournment or postponement of the annual meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Trâm T. Phi
Senior Vice President, General Counsel and Corporate Secretary
March 31, 2014

IMPERVA, INC.
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on May 5, 2014.

Vote by Internet
• Go to www.envisionreports.com/IMPV
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR”
THE ELECTION OF DIRECTORS AND “FOR” ITEM 2.

1.	ELECTION OF CLASS III DIRECTORS: Nominees: 01 - Shlomo Kramer	02 - Albert Pimentel	03 - James Tolonen	+

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain

2.	RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2013 Annual Report to Stockholders are available at: www.envisionreports.com/IMPV

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — IMPERVA, INC.

2014 Meeting of Stockholders – May 6, 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Shlomo Kramer and Terrence Schmid, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Imperva, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2014 Meeting of Stockholders of Imperva, Inc. to be held May 6, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEM 2.

(Continued and to be marked, dated and signed, on the other side)